                                                                  EXECUTION COPY

                                                                       EXHIBIT 2
--------------------------------------------------------------------------------


                                  May 9, 2001


                             LEGRIS INDUSTRIES SA


                                      and


                             MANITOWOC FRANCE SAS


                           SHARE PURCHASE AGREEMENT

                       relating to the Sale and Purchase
                          of the Shares of Potain SA

                           SHARE PURCHASE AGREEMENT


          This Share Purchase Agreement (the "Agreement") is entered into on May 9, 2001 by and between:


     1. Legris Industries SA, a societe anonyme a directoire et conseil de surveillance with a share capital of Euro 26,313,792, whose registered office is situated at 74 rue de Paris, 35000 Rennes, France, registered with the Rennes registry under the number 786 450 197, represented by Mr. Thierry Perennec duly authorised pursuant to a power of attorney dated as of 7 May 2001.

                                                                  (the "Vendor")

     2. Manitowoc France SAS, a societe par actions simplifiee with a share capital of Euro 40,000, whose registered office is situated at 125 rue de Montreuil, 75011 Paris, France, registered with the Paris commercial registry under the temporary number 2001B07673, represented by Mr. Edwin Verhulst acting as President.

                                                               (the "Purchaser")

          WHEREAS:

          The Vendor wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Vendor, 100% of the shares of Potain SA, a company incorporated under the laws of France, having its registered office at 18 rue de Charbonnieres, 69130 Ecully, France and registered at the commercial court of Lyon under the number 632 045 837 (the "Company"), upon the terms hereinafter set out.

          IT IS HEREBY AGREED AS FOLLOWS:

     1.   DEFINITIONS / INTERPRETATION
          ----------------------------

          1.1  Definitions
               -----------

               In this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

               "Accounts" means the unaudited subconsolidated annual accounts closed as of 31 December 2000 of the Company and the Subsidiaries;

               "Ancillary" has the meaning given to it in Clause 7.2.1;

               "Ancillary Instruments" means the agreements, instruments and documents contemplated by this Agreement;

               "Assets" means all of the tangible and intangible assets owned by the Company and its Subsidiaries or which the Company and its Subsidiaries have a valid right to use, of whatever description, used in connection with the ownership, use or operation of their respective businesses but excluding assets disposed of between the Balance Sheet Date and the date hereof in the ordinary course of business;

               "Balance Sheet Date" means 31 December 2000;

               "Business Day" means any day (other than Saturday) upon which banks are open for business in Paris and in New York;

               "Company" has the meaning given to it in the recitals;

               "Company Employees" has the meaning given to it in Clause 9.8.2;

               "Completion or Completion Date" means the date of completion of the transfer of ownership of the Shares which is the date hereof;

               "Completion Financial Statements" means the consolidated balance sheet of the Company and the Subsidiaries as of 30 April 2001 and the consolidated income statement of the Company and its Subsidiaries for the period from 1 January 2001 through 30 April 2001, as each is determined pursuant to Clause 2.2.4;

               "Consolidated Net Worth" has the meaning given to it in Clause 10.5.1(e);

               "Disclosure Schedule" has the meaning given to it in Clause
               1.2.5;

               "Employee Plans/Agreements" has the meaning given to it in Clause 9.8.2;

               "Environmental Action" means any pollution or exposure to, or manufacture, processing, distribution, use, treatment, generation, existence, transport, handling, holding, removal, abatement, remediation, recycling, reclamation, management, disposal, emission, discharge, storage, escape, seepage, leakage or release of any Waste;

               "Environmental Claim Notice" has the meaning given to it in Clause 13.1;

               "Environmental Laws" has the meaning given to it in Clause 9.5.3;

               "Environmental Non-Compliance Condition" means (a) any Environmental Action existing as of the date hereof at any property owned, leased or previously owned or leased by the Company or any Subsidiary or their respective predecessors in interest or at any location where the Company or any Subsidiary could be held responsible for investigation or cleanup activities resulting from actual or alleged offsite disposal of Waste, (b) non-compliance as of the date hereof with any Environmental Law, Order or Permit or (c) any third party demands, claims, suits, actions, proceedings or assessments, whether or not ultimately determined to be valid, against the Company or any Subsidiary with respect to items (a) or (b) above;

               "Environmental Non-Compliance Costs" means an amount necessary to indemnify the Purchaser, the Company, any Subsidiary and any of the successors and assigns of the foregoing for (a) all debts, liabilities and obligations and (b) all losses, damages, judgements, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgement interest in any litigated matter), penalties, court costs and reasonable attorneys' and consultants' fees and expenses) associated with any action that would need to be taken to evaluate, defend a proceeding, investigate, remediate or otherwise respond to, or liabilities resulting from, an Environmental Non-Compliance Condition;

               "Environmental Non-Compliance Schedule" has the meaning given to it in Clause 6.2;

               "Estimated Known Environmental Non-Compliance Costs" has the meaning given to it in Clause 6.2;

               "Expert Accountant" means Deloitte & Touche or, if that firm is unable or unwilling to act in any matter referred to it under this Agreement, a firm of "commissaires aux comptes" to be agreed by the Parties within seven (7) days of a notice by one Party to the other Party requiring such agreement or, failing such agreement, to be nominated on the application of either Party by the President of the Tribunal of Commerce of Paris acting in summary proceedings (refere);

               "Global Exemption" has the meaning given to it in Clause 10.3.2;

               "Governmental Entities" means any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other;

               "Individual Exemption" has the meaning given to it in Clause 10.3.1;

               "Intellectual Property" means, in respect of the Company and its Subsidiaries, (i) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names, all registrations thereof and applications therefor and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications, and all international proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege to the Company or its Subsidiaries under the intellectual property rights of any third party; and (v) all inventions, know-how, models, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property;

               "Interim Income" means the consolidated net income or loss (resultat net) of the Company and its Subsidiaries for the period from 1 January 2001 through the Completion Date (it being understood that for the period from 1 May 2001 to the Completion Date, the interim income shall be calculated as follows: 5/84 of the interim income for the period from 1 January 2001 to 30 April
               2001) as determined in accordance with French generally accepted accounting principles applied on a consistent basis with past practice, plus interest from the Completion Date through the date of payment to the Vendor or the Purchaser, as the case may be, pursuant to Clause 2.2.2(ii), computed based on the three (3) month EURIBOR rate;

               "Intra-Group Payables" means all outstanding loans or amounts owed by the Company or the Subsidiaries to the Vendor or a member of the Vendor's Group as of the close of business immediately prior to the date hereof, but excluding, for the avoidance of doubt, trade payables arising in the ordinary course of business;

               "Intra-Group Receivables" means all outstanding loans or amounts owed by the Vendor or a member of the Vendor's Group to the Company and/or the Subsidiaries as of the close of business immediately prior to the date hereof, but excluding, for the avoidance of doubt, trade payables arising in the ordinary course of business;

               "IT and Telecommunications Systems and Equipment" means the information technology system and all means of telecommunication of the Company or its Subsidiaries, as the case may be, including without any limitation any operating, software, data processing software, hardware, routers modem farms, servers, telephones and fax machines;

               "Known Environmental Non-Compliance Conditions" has the meaning given to it in Clause 6.2;

               "Known Environmental Non-Compliance Costs" has the meaning given to it in Clause 6.2;

               "Laws" means any enforceable statute, law, ordinance, rule or regulation;

               "Letter of Credit" has the meaning given to it in Clause 10.5.2;

               "Lien" means any mortgage, lien (statutory or otherwise), security interest, claim, pledge, license, conditional sales contract, option, proxy, assessment, levy, easement, covenant, reservation, restriction, right-of-way, exception, limitation, charge, claim or encumbrance of any nature whatsoever, including, without limitation, any nantissement, gage or any other right restricting in any manner the ownership or the transfer of the relevant asset;

               "Loss" has the meaning given to it in Clause 10.1;

               "Material Adverse Effect" means any facts or events which would affect detrimentally in any material respect the financial situation of the Company and its Subsidiaries taken as a whole;

               "Material Contracts" means, as regards the Company and its Subsidiaries, those contracts (i) involving a payment in excess of Euro 500,000 per year or which cannot be terminated with a notice period of less than one (1) year or (ii) contracts which if terminated would result in a Material Adverse Effect;

               "Net Loss" has the meaning given to it in Clause 10.2.5;

               "Notified Claim" has the meaning given to it in Clause 11;

               "Order" means any order, writ, injunction, decree or judgement of any Governmental Entity;

               "Party" or "Parties" means either or both of the parties to this Agreement;

               "Period 1" has the meaning given to it in Clause 10.5.1(a);

               "Period 2" has the meaning given to it in Clause 10.5.1(b);

               "Period 3" has the meaning given to it in Clause 10.5.1(c);

               "Period 4" has the meaning given to it in Clause 10.5.1(d);

               "Permits" has the meaning given to it in Clause 9.3.2;

               "Private Claim" has the meaning given to it in Clause 11.2.1;

               "Proceedings Notice" has the meaning given to it in Clause
               11.1.3;

               "Products" means any and all products currently or at any time previously designed, manufactured, distributed or sold by the Company and/or its Subsidiaries, or by any predecessor of the Company and/or its Subsidiaries, under any brand name or mark under which products are or have been manufactured, distributed or sold by the Company and/or its Subsidiaries or any predecessors thereto;

               "Purchaser" has the meaning given to it in the recitals;

               "Purchaser's Environmental Consultant" means Dames & Moore Group or another mutually agreed nationally recognized environmental consultant;

               "Purchaser Indemnified Parties" has the meaning given to it in Clause 13.2;

               "Purchase Price" means the price payable by the Purchaser to the Vendor pursuant to Clause 2;

               "Real Property" means all real property owned, used or occupied by the Company and/or its Subsidiaries;

               "Related Parties" has the meaning given to it in Clause 9.7.4;

               "Remedial Action" has the meaning given to it in Clause 13.3.5;

               "Shares" means 100% percent of the share capital and voting rights of the Company;

               "Subsidiary" or "Subsidiaries" has the meaning given to it in Clause 9.3.1;

               "Taxation" or "Tax" means all income, profit, payroll, social security, turnover, withholding, franchise, gross receipts, sales, use, transfer, registration, recording, value added, ad valorem, real or personal property, excise, occupation, customs, import and export or other taxes and governmental fees imposed by France or any other country, any state, municipality, subdivision or agency of France or any other country or any other governmental or other authority charged with levying taxes or fees, and all interest, penalties, deficiencies and assessments due on account thereof, whether disputed or undisputed, including, without limitation, impot sur les societes, taxe sur la valeur ajoutee, droits d'enregistrement, taxe professionnelle, taxe fonciere, cotisations sociales and any other forms of taxation or contributions and levies in France or any other country arising pursuant to French Tax, "parafiscalite", social security or customs laws, and all penalties and interest for late payment relating thereto;

               "Technical Update Procedures" means Mises a Jour Techniques (M.J.T.) which is any preventive repair made on any Products in accordance with the past practice and procedure of the Company and the Subsidiaries and which cost is borne by the Company or the Subsidiaries; the Mises a Jour Techniques is further detailed in Schedule 9.6.5;

               "Third Party Proceedings" has the meaning given to it in Clause 11.1.1;

               "Vendor's Best Knowledge" means the particular knowledge of the Vendor (which shall be deemed to be the particular knowledge of Pierre-Yves Legris, Thierry Perennec, Erwan Taton, Laurence Nunzi and Pierre Busnel) and the particular knowledge of Jean-Yves Bouffault, Marc Frustie, Gerard Muller Catherine Vittoz, M.F. Pommaret, J.P. Roudier, E. Etchart, D. Gonzales, Richard Leclair and Pierre-Yves LeDaeron, which knowledge any such person actually has or should be deemed to have, based on prudent and diligent behavior;

               "Unknown Environmental Non-Compliance Costs" has the meaning given to it in Clause 13.1;

               "Vendor" has the meaning given to it in the recitals;

               "Vendor's Completion Financial Statement Draft" has the meaning given to it in Clause 2.2.4(a);

               "Vendor's Group" means any person or entity which (i) is controlled, directly or indirectly, by the Vendor, (ii) controls, directly or indirectly, the Vendor or (iii) is under the control, direct or indirect, of any entity which controls the Vendor; provided, however, that the definition of the Vendor's Group shall exclude the Company and the Subsidiaries; "control" shall have the meaning ascribed to it under Article L. 233-3 of the French Commercial Code; and

               "Waste" means pollutants, contaminants, chemicals, compounds or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes, waste waters or byproducts, including without limitation asbestos, polychlorinated biphenyls (PCBs) or urea formaldehyde, and any substance subject to regulation under any Environmental Law.

          1.2  Interpretation
               --------------

               In this Agreement unless otherwise specified:

     1.2.1.    References to clauses

               References to clauses, sub-clauses, paragraphs, sub-paragraphs and schedules are to clauses, sub-clauses, paragraphs, sub-paragraphs of, and schedules to, this Agreement.

     1.2.2.    References to an "entity"

               References to an "entity" shall be construed so as to include any entity, wherever and however incorporated or established.

     1.2.3.    References to a "person"

               References to a "person" shall be construed so as to include any individual, entity, firm, company, government, state or agency of a state or any undertaking, joint venture, association or partnership (whether or not having separate legal personality).

     1.2.4.    Headings to clauses and schedules

               Headings to clauses and schedules are for convenience only and do not affect the interpretation of this Agreement.

     1.2.5.    Disclosure Schedule

               On the date hereof, the Vendor has delivered to the Purchaser a disclosure schedule that includes the numbered schedules specifically referred to in this Agreement (the "Disclosure Schedule"). The Disclosure Schedule forms a part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Disclosure Schedule. The information contained in the Disclosure Schedule is complete and accurate in all respects, and all documents that are attached to or that form a part of the Disclosure Schedule are true and complete copies of the genuine original documents that such documents purport to represent.

               Information set forth in the Disclosure Schedule specifically refers to the clause and section of this Agreement to which such information is responsive and such information shall not be deemed to have been disclosed with respect to any other clause or section of this Agreement or for any other purpose except (i) where otherwise indicated by an appropriate cross-reference or
               (ii) where the information disclosed for a clause or section of this Agreement obviously relates to another clause or section of this Agreement (for instance, a product liability litigation disclosed under Clause 9.6.5 would also relate to Clause 9.9.2).

               The Disclosure Schedule shall not vary, change or alter the language of representations and warranties contained in this Agreement.

     1.2.6.    References to French legal terms

               References to any French legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall, in respect of any jurisdiction other than France, be deemed to include the term, concept, thing or procedure that most nearly approximates in that jurisdiction the French term, concept, thing or procedure.

     1.2.7.    Singular and plural words

               Words importing the singular shall also include the plural and vice versa.

2.   SALE OF THE SHARES
     ------------------

     2.1       Sale and Purchase
               -----------------

               Subject to the terms and conditions of this Agreement, the Vendor hereby sells all of the Shares to the Purchaser, who purchases all of the Shares free from any Liens and together with all rights (including the right to receive dividends relating to the fiscal year ended on 31 December 2000) attached to the Shares as of the date hereof.

     2.2       Consideration
               -------------

     2.2.1.    Purchase Price

               The Purchase Price payable for the Shares shall be Two Billion Two Hundred Fifty-Eight Million One Hundred Forty-One Thousand French Francs (FRF 2,258,141,000), plus or minus, as the case may be, the Interim Income as determined pursuant to Clause 2.2.4.

     2.2.2.    Payment of Purchase Price

               The Purchase Price shall be paid by the Purchaser as follows:

                    (i) On the date hereof, the Purchaser shall pay to the Vendor Two Billion Two Hundred Fifty-Eight Million One Hundred Forty-One Thousand French Francs (FRF 2,258,141,000).

                    (ii) The Interim Income shall be paid by the Purchaser to
                         the Vendor (or, in the case of a net loss, paid by the Vendor to the Purchaser) on or before the tenth Business Day following the final determination thereof.

     2.2.3.    Method of Payment

               All payments under this Clause 2 shall be made in the form of wire transfer of immediately available funds to an account designated by the recipient not less than 48 hours prior to the time for payment specified herein.

     2.2.4.    Determination of Interim Income

               The calculation of the Interim Income shall be finally established as follows:

                    (a) Within ninety (90) days after the date hereof, the Vendor shall deliver to the Purchaser a consolidated balance sheet and income statement of the Company and its Subsidiaries as of and for the interim period ended on 30 April 2001, prepared by the Vendor (with the Company's assistance) and audited by Ernst & Young (accounting firm), in accordance with French generally accepted accounting principles applied on a consistent basis with past practice, from the books and records of the Company and its Subsidiaries, and fairly presenting the financial position and results of operations of the Company and its Subsidiaries as of and for the interim period ended on 30 April 2001 (the "Vendor's Completion Financial Statement Draft"). The Vendor's Completion Financial Statement Draft shall be accompanied by the work papers used in the preparation and audit of such financial statements and by a report (1) setting forth the Vendor's calculation of the Interim Income and (2) stating that the calculation has been prepared in accordance with French generally accepted accounting principles (applied on a consistent basis with past practice) from the books and records of the Company and its Subsidiaries.

          (b) Within forty-five (45) days following the delivery of the Vendor's Completion Financial Statement Draft and other calculations, the Purchaser may object to any of the information contained in the Vendor's Completion Financial Statement Draft or accompanying work papers delivered pursuant to Clause 2.2.4(a), provided that such information relates to the determination of the Interim Income. Any such objection shall be made in writing and shall state the Purchaser's determination of the Completion Financial Statements and the amount of the Interim Income.

          (c) In the event of a dispute or disagreement relating to the Vendor's determination of the Interim Income, which the Purchaser and the Vendor are unable to resolve in good faith, such dispute or disagreement shall be resolved by the Expert Accountant. In the event of such disagreement or dispute, either Party shall have the right to submit the matter to the Expert Accountant for resolution.

          (d) The Expert Accountant shall make a resolution of the Interim Income, in accordance with French generally accepted accounting principles applied on a consistent basis. The Expert Accountant shall be instructed to use every reasonable effort to perform its services within thirty (30) days of submission of the Vendor's Completion Financial Statement Draft and other calculations and the Purchaser's comments thereon and, in any case, as soon as practicable after such submission. Notwithstanding the foregoing, the Expert Accountant shall not consider any accruals for environmental liabilities not specified by the Vendor.

          (e)  The Expert Accountant shall:

               . give the Purchaser and the Vendor a reasonable opportunity to make written and oral representations to it;

               . require that the Parties supply each other with a copy of any written representations at the same time as they are made to the Expert Accountant; and

               . permit each Party to be present while oral submissions are being made by the other Party.

          (f) The determination of the Expert Accountant shall (i) be made in writing and sent to the Parties at such time as it is completed and

               (ii) unless otherwise agreed by the Parties, include reasons for each relevant determination.

          (g) The Expert Accountant shall act as expert and not as arbitrator and its determination of any matter falling within its jurisdiction shall be final and binding on the Parties in accordance with Article 1592 of the French Civil Code. The calculation of the Interim Income as determined by the Expert Accountant shall be final and binding on the Parties.

          (h) The Parties shall cooperate with the Expert Accountant and comply with its reasonable requests made in connection with the carrying out of its duties under this Agreement.

          (i) The Purchaser agrees to permit the Vendor and its respective representatives, during normal business hours, to have reasonable access to, and to examine, all books and records of the Company and its Subsidiaries in order to prepare the Vendor's Completion Financial Statement Draft and other calculations delivered by the Vendor in accordance with Clause 2.2.4(a), which shall include, without limitation, the books, records, schedules, work papers and audit programs of the Purchaser. The Purchaser shall permit the same access to the Expert Accountant for the performance of its duties.

          (j) In addition, the Purchaser shall use its best efforts, until the determination and calculation of the Interim Income, to not change the Company's internal accountants.

          (k) Each Party shall instruct the Expert Accountant to keep all information and documents provided to it confidential and to not use the same for any purpose, except in connection with the preparation of the calculation of the Interim Income.

          (l) The fees of the Expert Accountant shall be shared equally by the Purchaser and the Vendor.

3.   REPAYMENT OF PAYABLES AND RECEIVABLES
     -------------------------------------

     Within two (2) Business Days after the date hereof, the Vendor shall pay or cause to be paid the Intra-Group Receivables and the Purchaser shall pay or cause to be paid the Intra-Group Payables.

4.   TRANSFER OF OWNERSHIP OF THE SHARES
     -----------------------------------

     Ownership of the Shares is transferred to the Purchaser on the date hereof, subject to the payment of the Purchase Price as per Clause 2.2.2.

5.   OBLIGATIONS OF THE VENDOR AND THE COMPANY ON THE DATE HEREOF
     ------------------------------------------------------------

     On the date hereof, the Vendor and the Company, as relevant, have delivered to the Purchaser the following documents, in each case duly executed or otherwise in proper form:

     5.1 a duly completed, executed and dated ordre de mouvement in respect of the Shares in favour of the Purchaser;

     5.2 the general releases referred to in Clause 7.1, duly executed by the persons referred to in such Clause;

     5.3 to the extent requested by the Purchaser, the written resignations with effect from the date hereof of each of the directors of the Company listed in Schedule 5.3 and, to the extent any such person is an employee or affiliate of the Vendor, the directors of the Subsidiaries, and the Vendor agrees to indemnify the Purchaser in case of liabilities incurred towards these directors for dismissal from their office as contemplated in Clause 10.3.4(v);

     5.4 a certified copy of the minutes of the board of directors' meeting of the Company authorising and approving:

          5.4.1. the transfer of the Shares in favour of the Purchaser and the subsequent transfer of the Shares in favour of the new directors of the Company in accordance with Article 11 of the articles of association of the Company; and

          5.4.2. the appointment of such persons as the Purchaser has notified to the Vendor as directors of the Company and any Subsidiary, in substitution of the persons who have resigned according to Clause 5.3 and a list, as of the date hereof, of the officers and directors of the Company and its Subsidiaries;

     5.5 a certified copy of the minutes of the Supervisory Board meeting of the Vendor authorising and approving this Agreement and the Ancillary Instruments and the transactions contemplated hereby and thereby;

     5.6 the original statutory documents and corporate records (including the share transfer registers) of the Company and its Subsidiaries, certified as such by the legal representative of the Company or its Subsidiaries;

     5.7 documentation certified by the legal representative of the appropriate Subsidiary evidencing that the Subsidiaries listed in Schedule 5.7 are existing and duly organised under the laws of their respective jurisdictions of organisation;

     5.8 the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company and its

          Subsidiaries maintain a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefor, a description of any compensating balance arrangements, and the names of all persons authorised to draw thereon, make withdrawals therefrom or have access thereto, all as listed in Schedule 5.8; and

     5.9 such other documents, instruments and writings as mutually agreed between the Parties acting in good faith.

6.   OBLIGATIONS OF THE PURCHASER ON THE DATE HEREOF
     -----------------------------------------------

     On the date hereof, the Purchaser has delivered to the Vendor the following documents, in each case duly executed or otherwise in proper form:

     6.1  the wire transfer to the Vendor as required by Clause 2.2.2(i); and

     6.2 a schedule (the "Environmental Non-Compliance Schedule") that sets forth (a) the Environmental Non-Compliance Conditions identified by the Purchaser and Purchaser's Environmental Consultant during their due diligence investigations prior to the date hereof (the "Known Environmental Non-Compliance Conditions"), and (b) the good faith estimate (the "Estimated Known Environmental Non-Compliance Costs") of the Purchaser's Environmental Consultant of the amount that could be necessary to indemnify the Purchaser and/or the Company or any Subsidiary for the Environmental Non-Compliance Costs arising from or related to the Known Environmental Non-Compliance Conditions, it being understood that the Estimated Known Environmental Non-Compliance Costs
          (i) are estimates only and do not purport to represent the actual Known Environmental Non-Compliance Costs, if any, incurred by the Purchaser and/or the Company or any Subsidiary, (ii) have not been approved by the Vendor and (iii) do not constitute per se an agreement of the Vendor to indemnify the Purchaser, such an obligation to arise only pursuant to Clause 13. "Known Environmental Non-Compliance Costs" shall mean the actual Environmental Non-Compliance Costs arising from or relating to the Known Environmental Non-Compliance Conditions as defined in this Clause 6.2. Notwithstanding anything to the contrary set forth above, Known Environmental Non-Compliance Costs shall not include those budgeted capital expenditures set forth in Schedule 6.2 notwithstanding the fact that such capital expenditures may be set forth on the Environmental Non-Compliance Schedule.

7.   COVENANTS
     ---------

     7.1  General releases
          ----------------

          On the date hereof, the Vendor has delivered, and the Vendor has caused Pierre-Yves Legris, Thierry Perennec, Erwan Taton, Laurence Nunzi, Pierre Busnel, Jean-Yves Bouffault, Marc Frustie and Gerard Muller to deliver, general releases to the Purchaser, in the form attached hereto as Schedule 7.1, releasing the

            Company and its Subsidiaries and the directors, officers, agents and employees of any of them from all claims to the date hereof, except
            (i) as may be described in written contracts disclosed in the Disclosure Schedule and expressly described and excepted from such releases, and (ii) in the case of persons who are employees of the Company or any Subsidiary, compensation for current periods expressly described and excepted from such releases. Notwithstanding the foregoing, in no event shall any such general release limit the liability to the Vendor of any person identified in the definition of the term "To Vendor's Best Knowledge" for acts of gross negligence or willful misconduct by such person in connection with the delivery of a certification to the Vendor with respect to the representations and warranties made by the Vendor pursuant to this Agreement.

     7.2    Non competition / Non solicitation / Confidentiality
            ----------------------------------------------------

     7.2.1. Non competition

            The Vendor shall not, for a period of five (5) years from the date hereof, directly or indirectly, including through any controlled entity of the Vendor's Group, (i) carry out an activity (other than an ancillary activity) that competes with the current activities of the Company or any of its Subsidiaries, including by acquiring a participation, establishing a company or operating (including but not limited to developing, manufacturing and/or selling) under whatever form an entity or taking any interest in any company that competes with the Company or any Subsidiary, (ii) advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organisation the primary (as opposed to ancillary) activity of which now or in the future competes with the Company or any Subsidiary, including, but not limited to, advertising or otherwise endorsing the products of any such competitor, or loaning money or rendering any other form of financial assistance to, or engaging in any form of business transaction other than at an arm's length basis with, any such competitor, or (iii) engage in any practice the purpose of which is to evade the provisions of this covenant not to compete or commit any act which adversely affects the business of the Company and/or its Subsidiaries.

            "Ancillary" means for the purpose of this Clause an activity representing less than 10% of the aggregate revenues of the competing person.

            The Purchaser however acknowledges and agrees that the foregoing covenant shall not be deemed to be violated solely if the Vendor retains or acquires a shareholding interest of up to 5% of a company or other entity (provided that none of the relevant Vendor's managers will manage the concerned company or entity nor act as a member of the Board of Directors of that company or entity) which competes with the Company or any Subsidiary as contemplated above.

     7.2.2. Non solicitation

               The Vendor shall not, directly or indirectly, for a period of five (5) years from the date hereof, for itself, and, for the same period, any successor, assign, agent, representative, employee, director or officer of the Vendor or the Vendor's Group and members of the Vendor's Group shall not, solicit (other than through general forms of solicitation) for employment or hire any officer, director or employee when employed by the Company or any Subsidiary or do anything to influence or encourage any such person to leave his or her employ with the Company or any Subsidiary.

     7.2.3.    Confidentiality

               The Vendor shall maintain all non-public information and materials, written and oral, including, but not limited to, any and all Intellectual Property applications, drawings, specifications, know-how, processes and records, and all other technical, business, commercial and financial information regarding the Company and the Subsidiaries, in confidence, and shall not disclose it to any third party nor use it, directly or indirectly, for any use or purpose whatsoever. This covenant shall survive the Completion of the transaction herein contemplated without any limitation as to time.

     7.2.4.    Insurance

               The Purchaser agrees, for a period of sixteen (16) months from the date hereof, to maintain in force policies of insurance for the Company and its Subsidiaries substantially similar (in terms of scope, coverage and nature) as the policies in force for the Company and its Subsidiaries on the date hereof.

8.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     -----------------------------------------------

     The Purchaser hereby makes the following representations and warranties to the Vendor, each of which is true and correct on the date hereof.

     8.1  Existence-Incorporation
          -----------------------

          The Purchaser is a corporate body duly incorporated and validly existing under the laws of France.

     8.2  Authority and Capacity
          ----------------------

          The Purchaser has full corporate power and capacity to enter into this Agreement and the Ancillary Instruments and to carry out the transactions contemplated hereby and thereby.

     8.3  Authorisations
          --------------

          This Agreement and the Ancillary Instruments have been executed by a duly authorised person of the Purchaser and the completion by the Purchaser of the transactions contemplated hereby and thereby has been duly authorised by all necessary corporate actions.

          No further proceeding, action or consent on the part of the Purchaser, its corporate bodies or shareholders or from any other entity or any other person, administrative or regulatory body is necessary to authorise this Agreement (except for any applicable antitrust approvals, the obtaining of which will be the responsibility of the Purchaser) or the Ancillary Instruments or to consummate the transactions contemplated hereby and thereby.

          This Agreement and the Ancillary Instruments have been duly executed and delivered on behalf of the Purchaser and constitute valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms.

     8.4  Absence of violation
          --------------------

          The execution by the Purchaser of this Agreement and the Ancillary Instruments and the consummation of the transactions contemplated hereby and thereby by the Purchaser shall not constitute a violation of, or a default under, or conflict with (i) any term or provision of the statutes or the articles of association of the Purchaser, (ii) any contract of the Purchaser, the effect of which would impair the ability of the Purchaser to perform its obligations pursuant to this Agreement or the Ancillary Instruments, or (iii) any Order, Law or any other legal obligation to which the Purchaser is a party or by which the Purchaser or any of its properties and assets are bound, the effect of which would impair the ability of the Purchaser to perform its obligations pursuant to this Agreement or the Ancillary Instruments.

9.   REPRESENTATIONS AND WARRANTIES OF THE VENDOR
     --------------------------------------------

     The Vendor hereby makes the following representations and warranties to the Purchaser, each of which is true and correct on the date hereof, except where another date is expressly provided hereafter.

     9.1     Representations and warranties in relation to the Shares
             --------------------------------------------------------

             The Vendor is the full owner of the Shares. It has full power and capacity to transfer the ownership of the Shares to the Purchaser, with good and valid title thereto, free of any Liens on the date hereof. Upon consummation of the transactions contemplated by this Agreement, the Purchaser will acquire the Shares with good and marketable title, free of any Liens.

     9.2     Representations and warranties relating to the Vendor
             -----------------------------------------------------

     9.2.1.  Existence - Incorporation

             The Vendor is a corporate body duly incorporated and validly existing under the laws of France.

     9.2.2.  Authority and Capacity

             The Vendor has full power and capacity to enter into this Agreement and the Ancillary Instruments and to carry out the transactions contemplated hereby and thereby.

     9.2.3.  Authorisations

             This Agreement and the Ancillary Instruments have been executed by a duly authorised person of the Vendor and the completion by the Vendor of its obligations contemplated hereby and thereby has been duly authorised by all necessary corporate actions. This Agreement and the Ancillary Instruments have been duly executed and delivered on behalf of the Vendor and constitute valid and binding obligations of the Vendor, enforceable against the Vendor in accordance with their respective terms. No further proceeding, action or consent on the part of the Vendor, its corporate body or shareholders or from any other entity or any other person, administrative or regulatory body (except for any applicable anti-trust approvals in Germany, the obtaining of which will be the responsibility of the Purchaser) is necessary to authorise the execution and delivery of this Agreement or the Ancillary Instruments or the consummation of the transactions contemplated hereby and thereby and the transfer to the Purchaser of good and valid title to the Shares.

     9.2.4.  Absence of violation

             The execution and performance of this Agreement and/or the Ancillary Instruments and the completion by the Vendor of its obligations contemplated hereby and thereby by the Vendor shall not
             (i) constitute a violation of, or a default under, or conflict with or breach the terms, conditions or provisions of (a) any term or provision of the statutes or the articles of association of the Vendor, the Company and/or the Subsidiaries, (b) any Material Contract or similar agreement to which the Vendor is a party, the effect of which would impair the ability of the Vendor to perform its obligations pursuant to this Agreement, or (c) any Law, Order or any other legal obligation to which the Vendor, the Company or any Subsidiary is a party or by which any of their respective properties and assets are bound, the effect of which would impair the ability of the Vendor to perform its obligations pursuant to the Agreement, or (ii) result in the creation or execution of any Liens upon the Shares or any of the Assets of the Company or any of the Subsidiaries or constitute a violation of or a default under, or conflict with or breach the terms, conditions or provisions of, any Material Contract to which the Company and/or any Subsidiary is a party.

     9.3     General Representations and warranties in relation to the Company
             -----------------------------------------------------------------
             and its Subsidiaries
             --------------------

     9.3.1.  Constitution, existence and conformity

             The Company is a corporate body incorporated under the laws of France duly organised and validly existing.

             Schedule 9.3.1 sets forth the name, jurisdiction of incorporation, capitalisation, ownership and officers and directors (which list of officers and directors shall be as of March 2, 2001) of the Company and all of the entities in which the Company has a direct or indirect majority equity interest (individually, a "Subsidiary" and collectively, the "Subsidiaries"). The Company, directly or indirectly, has good and valid title to the equity it holds in the Subsidiaries as set forth in Schedule 9.3.1, free of any Liens on the date hereof. The equity held by the Company in the Subsidiaries, whether held directly or indirectly, is validly issued and fully paid. Each Subsidiary is a corporation duly organised, validly existing and in good standing under the laws of its country/state of incorporation and each of the Company and its Subsidiaries is in good standing and is duly qualified or licensed to do business in all jurisdictions where it is required to be so qualified or licensed.

             The Company and its Subsidiaries are not and have never been insolvent or subject to liquidation (whether amicable or judicial), bankruptcy or similar procedure and there is no threat of such procedure save as disclosed in Schedule 9.3.1.

     9.3.2.  Permits

             Each of the Company and its Subsidiaries has all licenses, permits, approvals, authorisations and consents of all Government Entities and all certification organisations required for the conduct of its business (as presently conducted) and the operation of its facilities (collectively, "Permits"). All such Permits are in full force and effect and will not be affected or made subject to loss, limitation or any obligation to reapply as a result of the transactions contemplated hereby and by the Ancillary Instruments. All Permits have been and are being complied with in all respects.

     9.3.3.  Share capital

             The Shares represent the aggregate outstanding shares of the capital stock of the Company. The Shares are validly issued and fully paid. The rights attached to the Shares are identical (subject to the specific rights attached to the Class A and Class B Shares).

             There are no (i) securities convertible into or exchangeable for the capital stock or other securities of the Company and/or any Subsidiary, (ii) options, warrants or other rights to purchase or subscribe to capital stock or other securities of the Company or any Subsidiary or securities which are convertible into or exchangeable for capital stock or other securities of the Company and/or any Subsidiary, or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of the Company or any Subsidiary, any such convertible or exchangeable securities or any such options, warrants or other rights. No person has the right to call for the allotment or conversion of any share or other securities giving rise to a right over the share capital of the Company or any Subsidiary except as disclosed in Schedule 9.3.3.

             The share capital of the Company and its Subsidiaries has not been subject to any amortisation or redemption.

             The Shares and the shares of the Subsidiaries have not been and are not listed on any stock exchange or regulated market.

     9.3.4.  Statutory documents

             All statutory books and corporate records of the Company and its Subsidiaries required by applicable Laws and Orders, a true, correct and complete copy of all of which have been delivered by the Vendor to the Purchaser on the date hereof, accurately reflect, taken as a whole, all material corporate action taken by the Company and the Subsidiaries and contain information recorded in accordance with applicable Laws, save for minor irregularities.

             All deeds or other documents evidencing the ownership of the Assets by the Company and its Subsidiaries and signed copies of all Material Contracts are in the possession of the Company and its Subsidiaries.

       9.4   Representations and warranties relating to the Accounts
             -------------------------------------------------------

     9.4.1.  Accounts

             The Accounts, of which a true and complete copy is included as
             Schedule 9.4.1, are true, complete and accurate and have been prepared in accordance with French generally accepted accounting principles, all applied on a consistent basis, in accordance with the books and records of the Company and its Subsidiaries, on a consolidated basis, and fairly present the assets, liabilities, financial position, the results of operations and cash flows of the Company and its Subsidiaries on a consolidated basis as of the date and for the year indicated.

             The Completion Financial Statements shall be prepared in accordance with French generally accepted accounting principles applied on a consistent basis, in accordance with the books and records of the Company and its Subsidiaries, on a consolidated basis, and shall fairly present the assets, liabilities, financial position and results of operations of the Company and its Subsidiaries as of and for the interim period ended on 30 April 2001.

     9.4.2.  Accounts receivable

             Subject to Clause 14, all notes, drafts and accounts receivable of the Company and its Subsidiaries reflected on the Accounts, and as incurred in the normal course of business since the date thereof, represent arm's length sales actually made in the ordinary course of business, are collectible (net of the reserve for doubtful receivables ultimately shown in the Completion Financial Statements) in the ordinary course of business without the necessity of commencing legal proceedings, are subject to no counterclaim or setoff, and are not in dispute. Schedule 9.4.2 contains an aged schedule of accounts receivable of the Company and its Subsidiaries included in the Accounts.

     9.4.3.  Changes since the Balance Sheet Date

             Since the Balance Sheet Date:

                    (i) the Company and its Subsidiaries have been managed and have conducted their operations in the ordinary course of business;

                    (ii) except as set forth in Schedule 9.4.3(ii), neither the
                         Company nor any Subsidiary has increased, or committed to increase, its share capital;

               (iii) except as set forth in Schedule 9.4.3(iii), neither the Company nor any Subsidiary has sold, leased or otherwise transferred, or committed to sell, lease or otherwise transfer, any Asset except in the ordinary course of business;

               (iv) neither the Company nor any Subsidiary has terminated, or done or omitted to do anything which would result in the termination of, a Material Contract;

               (v) except as set forth in Schedule 9.4.3(v), neither the Company nor any Subsidiary has made or agreed to make any increase in the compensation, salaries or wages payable or to become payable to any employee or agent (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment) or any bonus or other employee benefit granted, made or accrued, other than (x) those provided for in employment agreements existing on the date hereof,
                      (y) for the applicable collective bargaining agreements listed in Schedule 9.4.3(v) or (z) in the ordinary course of business consistent with past practice;

               (vi) neither the Company nor any Subsidiary has declared, set aside or made payment of any dividend or other distribution in respect of the capital stock of the Company or any Subsidiary or made any other payment to any shareholder of the Company or any Subsidiary as such a shareholder, save for pro rata distributions of dividends made by any Subsidiary to another Subsidiary or to the Company;

               (vii) neither the Company nor any Subsidiary has redeemed, purchased or otherwise acquired or agreed to redeem, purchase or otherwise acquire any of its share capital or any security relating thereto;

               (viii) except as otherwise contemplated by Clauses 9.4.3(ix),
                      9.8.1(v) and 9.12, the Company and the Subsidiaries, taken together as a whole, have not experienced any event or circumstance that has resulted or that is reasonably likely to result in a Material Adverse Effect;

               (ix) except as disclosed in Schedule 9.4.3(ix), neither the Company nor any Subsidiary has experienced any labour disputes or disturbances which would be material to its business, financial condition and results of operations, except for any such disputes or disturbances arising out of the announcement of the transaction contemplated by this Agreement;

               (x) except as disclosed in Schedule 9.4.3(x), neither the Company nor any Subsidiary has entered into any commitments or transactions (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

               (xi) neither the Company nor any Subsidiary has incurred, assumed or guaranteed any indebtedness for borrowed money, except as disclosed in Schedule 9.4.3(xi) or as arising in the ordinary course of business;

               (xii) except as disclosed in Schedule 9.4.3(xii), neither the Company nor any Subsidiary has made any mortgage, pledge, Lien or encumbrance on any of its properties or Assets except in connection with the acquisition of Assets in the ordinary course of business;

               (xiii) neither the Company nor any Subsidiary has entered into or amended or terminated any contract, or waived any material rights thereunder, other than in the ordinary course of business;

               (xiv) neither the Company nor any Subsidiary has made any loans or advances to any person or entity, other than advances to employees for travel and entertainment in the ordinary course of business in accordance with past practices;

               (xv) neither the Company nor any Subsidiary has granted any credit to any customer or distributor on terms or in amounts materially more favourable than those which have been extended to such customer or distributor in the preceding fiscal year, made any other change in the terms of any credit heretofore extended or made any other change in the Company's or any Subsidiary's policies or practices with respect to the granting of credit, except in the ordinary course of business; and

               (xvi) neither the Company nor any Subsidiary has entered into buy-back arrangements relating to the sale of Products either outside of the ordinary course of business or at levels in excess of those experienced in the fiscal year ended 31 December 2000.

     9.4.4.  Axiome de Re

             The restructuring of Axiome de Re as detailed in Schedule 9.4.4 was implemented in compliance with applicable Laws and at arms' length and such restructuring shall not adversely affect the respective businesses of the Company and the Subsidiaries nor create any liabilities or obligations other than reflected in the Accounts. The only liabilities of Axiome de Re are those specifically quantified and disclosed on the balance sheet of Axiome de Re as of 31 December 2000, which balance sheet is attached hereto in Schedule 9.4.4.

     9.5     Representations and warranties in relation to the Assets of the
             ---------------------------------------------------------------
             Company and its Subsidiaries
             ----------------------------

     9.5.1.  Assets

             The Company and its Subsidiaries have good and marketable title to, or a valid right to use, the Assets, free of any Liens, other than Liens shown in the Accounts or as disclosed in Schedule 9.5.1. The Company and its Subsidiaries have the continued right to the quiet enjoyment (jouissance paisible) of the Assets that they own, rent or use; the Assets are used in the normal course of the businesses of the Company and its Subsidiaries as currently carried on and for the purpose only of carrying out the usual activities of such businesses; the Assets are in a reasonable state of maintenance, repair and use given their respective life duration, and are suitable for the purpose for which they are presently used.

             The Assets are sufficient to carry on the respective businesses of the Company and the Subsidiaries as conducted during the preceding twelve (12) months. The level of the Assets has not changed over the last twelve (12) months other than in the ordinary course of business. Except as provided in Schedule 9.5.1, the buildings which constitute part of the Assets are in good condition and repair, reasonable wear and tear excepted. The Assets comply with the currently applicable Laws or contractual requirements with regard to the Company's and its Subsidiaries' use of them in their respective country of use, except where such non compliance would not materially affect the businesses thereof.

     9.5.2.  Properties

             Schedule 9.5.2 contains a complete and accurate list of the Real Property.

             The Company and its Subsidiaries have full, good and marketable title to all Real Property owned by them, and the Real Property owned by the Company and its Subsidiaries is not subject to any Lien other than referred to and disclosed in Schedule 9.5.2.

             There are no leases, subleases, concessions or other agreements, written or oral, granting to any party other than the Company and its Subsidiaries the right of use or occupancy of any Real Property.

             The Real Property is free and clear of any rights-of-way and other similar restrictions of any nature whatsoever, except zoning, building and similar restrictions and, more generally, those restrictions resulting from applicable Law or those restrictions that would not materially affect the ongoing use of the Real Property by the Company and/or its Subsidiaries.

             The Company and its Subsidiaries have obtained all necessary approvals or authorisations relating to any construction or building they have undertaken on the Real Property.

             The Real Property does not encroach on any third party's rights.

             Schedule 9.5.2 also sets forth, with respect to each Real Property which is leased, the material terms of such lease. There are now in full force and effect duly issued certificates of occupancy permitting the Real Property and improvements located thereon to be legally used and occupied as the same are now constituted. The Company and its Subsidiaries have full and good title as lessee to all Real Property leased by them.

     9.5.3.  Environmental issues

             Save as disclosed in Schedule 9.5.3, the Company and its Subsidiaries are in compliance with, and the respective businesses of the Company and its Subsidiaries have been carried out in accordance with, all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all environmental, zoning and planning Laws in force from time to time in any country in which any business or Assets of the Company or any Subsidiary is conducted or located, including, without limitation, all regulations, codes, plans, orders, decrees, judgements, injunctions, notices or demand letters issued, entered, promulgated or approved thereunder as of the date hereof (the "Environmental Laws"), and the respective businesses of the Company and its Subsidiaries may continue to be conducted on the premises occupied, owned, leased or used by the Company and its Subsidiaries.

             There are no litigation, investigations, actions or proceedings nor any demand, claim, hearing or notice of violation notified in writing pending or, to the Vendor's Best Knowledge, threatened against the Company or any Subsidiary, or any person or entity whose liability therefor may have been retained or assumed by or could be imputed on or attributed to the Company or any Subsidiary, pertaining in any way to the protection of the environment or to the discharge of matter into the air, soil or water.

             Save as disclosed in Schedule 9.5.3, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder as of the date hereof, or which may give rise to any liability or otherwise form the basis of any litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste. All environmental studies in the possession and control of the Vendor, the Company or any Subsidiary or to which the Vendor, the Company or any Subsidiary has access relating to any property with respect to which the Company or any Subsidiary may have incurred liability or for which liability may be asserted against the Company or any Subsidiary have been delivered to the Purchaser and are attached in Schedule 9.5.3. Without limitation, no portion of any of the Real Property has been used as a landfill or for storage or disposal of hazardous or toxic materials.

          For the avoidance of doubt, the representations and warranties set forth in this Clause 9.5.3 are the only representations and warranties made by the Vendor in relation to environmental matters. No claim in respect of such matters may be pursued by the Purchaser under any other representations or warranties contained in this Agreement.

    9.5.4   IT and communications

            Except as disclosed in Schedule 9.5.4, IT and Telecommunications Systems and Equipment are adapted and substantially satisfactory having regard to the material requirements of the respective businesses of the Company and its Subsidiaries, and those which are material to the running of the business of the Company and its Subsidiaries are subject to maintenance agreements where necessary and, to the extent necessary, are compliant with Euro adoption plans (except for configuration changes that can be accomplished with existing software). The IT and Telecommunications Systems and Equipment operate solely independent of the comparable systems and equipment operated by the Vendor and/or the Vendor's Group.

    9.5.5.  Intellectual Property

            The Company and its Subsidiaries have good title to or, with respect to items not owned by the Company or any Subsidiary, sufficient rights to use, all Intellectual Property that is material to the operation of their respective businesses. The Intellectual Property owned by the Company and its Subsidiaries is in full force and effect. The consummation of the transactions contemplated herein will not alter or impair any Intellectual Property used in connection with the businesses of the Company and the Subsidiaries. To the Vendor's Best Knowledge, there are no infringements by others of Intellectual Property owned or used by the Company or any Subsidiary nor the misappropriation of any trade secrets owned or used by the Company or any Subsidiary. The conduct of the respective businesses of the Company and its Subsidiaries does not infringe on any Intellectual Property rights of others nor does it involve the misappropriation of any trade secrets of others. Schedule 9.5.5 sets forth (i) a complete and accurate list of all of the Intellectual Property owned by the Company and its Subsidiaries and (ii) all of the Intellectual Property currently used (but not owned by the Company or any Subsidiary) in connection with the business of the Company and the Subsidiaries, including licenses and other agreements to which the Company and any Subsidiary is a party and pursuant to which the Company or any Subsidiary is authorised to use any Intellectual Property (excluding license agreements for generally commercially available software).

            No claims with respect to any Intellectual Property have been filed or, to the Vendor's Best Knowledge, are threatened by any person or entity, and no person or entity has any valid grounds for any claims
            (i) to the effect that the manufacture, sale or use of any product, process or service as now used or offered or proposed for use or sale by the Company or any Subsidiary infringes on any Intellectual Property right of any person or entity, (ii) against the use by the Company or any Subsidiary of any Intellectual Property or (iii) challenging the ownership, validity, enforceability or effectiveness of any of the Intellectual Property owned or used by the Company or any Subsidiary. The Company and its Subsidiaries have taken reasonable steps to protect the Company's and its

             Subsidiaries' rights in all inventions, processes, designs, formulae, know-how, trade secrets and other confidential information of the Company and its Subsidiaries and have taken reasonable steps to enforce rights in Intellectual Property owned or used by the Company and its Subsidiaries against known infringement by third parties. The Company and its Subsidiaries have taken reasonable steps, including all steps that the Company and its Subsidiaries may be contractually obligated to undertake, to protect confidential information or trade secrets provided by another person or entity to the Company and/or its Subsidiaries.

     9.5.6.  Shareholdings

             All of the shareholdings (titres de placement) and any other equity interests owned by the Company and its Subsidiaries in any company or entity (except for the Subsidiaries), whether French or foreign, are set out in Schedule 9.5.6.

             Save as disclosed in Schedule 9.5.6, the Company and its Subsidiaries have never been and are not a member or manager of any unlimited liability entity, including but not limited to a Societe Civile, Societe en Nom Collectif, Societe en Commandite Simple, Societe en Commandite par Actions (as commandite).

     9.5.7.  Business

             The Company and its Subsidiaries are not party to any contract (i) relating to the whole or part of its business (fonds de commerce), such as a societe en participation (or location-gerance), or (ii) which in any way restricts their freedom to carry on the whole or any part of their respective businesses, except as disclosed in
             Schedule 9.5.7.

     9.5.8.  Inventory

             All inventory of the Company and its Subsidiaries reflected on the Accounts is of merchantable quality and quantity and is capable of being sold or used in the ordinary course of business and, save for provisions reflected in the Accounts, has a commercial value at least equal to the value shown on such Accounts and is valued in accordance with generally accepted accounting principles at the lower of cost or market. Since the date of the Accounts, all inventory purchased is of merchantable quality and quantity and is capable of being sold or used in the ordinary course of business and the level has not changed other than in the ordinary course of business. Save as disclosed in Schedule 9.5.8, all inventory of the Company and its Subsidiaries is located on premises owned or leased by the Company and its Subsidiaries as reflected in this Agreement. Save as disclosed in Schedule 9.5.8, there is no inventory owned by third parties that is located on premises owned or leased by the Company and the Subsidiaries.

             All work-in-process contained in inventory constitutes items in process of production pursuant to contracts or open orders taken in the ordinary course of business, from customers of the Company and its Subsidiaries with no recent history of credit problems with respect to the Company and its Subsidiaries; neither the Company or any Subsidiary nor any customer is in breach of the terms of any obligation to the other, and no valid grounds exist for any set-off of amounts billable to such customers on the completion of orders to which work-in-process relates. All work-in-process is of a quality and quantity ordinarily produced in accordance with the requirements of the orders to which such work-in-process is identified.

     9.5.9.  Loans

             No loans or advances have been granted by the Company or any Subsidiary to third parties, other than standard advances or deposit with suppliers and/or clients carried out in the ordinary course of business.

     9.6     Representations and warranties in relation to Liabilities
             ---------------------------------------------------------

     9.6.1.  Off-balance sheet and other liabilities

             Schedule 9.6.1 sets forth the off-balance sheet liabilities of the Company and its Subsidiaries as of 31 December 2000, except for individual liabilities less than Ten Thousand French Francs (FRF 10,000) provided that the aggregate amount of such liabilities does not exceed One Hundred Thousand French Francs (FRF 100,000).

             Except as and to the extent described in the Accounts, the Completion Financial Statements or Schedule 9.6.1, to Vendor's Best Knowledge, there is no basis for the assertion against the Company or any Subsidiary of any liability and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to liabilities, except commercial liabilities and obligations incurred in the ordinary course of the respective businesses of the Company and its Subsidiaries and consistent with past practice.

     9.6.2.  Reserves

             All reserves (reserves legales et statutaires) appearing in the Accounts have been properly provided for.

     9.6.3.  Subsidies, support

             Save as disclosed in Schedule 9.6.3, the Company and its Subsidiaries do not have the benefit of any subsidy, support or financial assistance. With respect to the subsidies disclosed in
             Schedule 9.6.3, the Company and the Subsidiaries have complied with all of their obligations in relation thereto as imposed by the relevant authorities in connection with the granting of such subsidies.

     9.6.4.  Debts of the Company and its Subsidiaries

             All accounted debts have been properly paid on the relevant due date and the Company and its Subsidiaries are not liable as a result for any interest for late payment, penalty or indemnity of any sort.

             The Company and its Subsidiaries have duly made all necessary declarations to the relevant administrative body and all debts have been paid on the relevant due date.

     9.6.5.  Product warranty and product liability

             Schedule 9.6.5 contains a complete and accurate copy of the Company's and each Subsidiary's standard warranty or warranties for sales of Products, and except as expressly identified therein, there are no warranties, deviations from standard warranties, commitments or obligations with respect to the return, repair or replacement of Products except in the ordinary course of business consistent with past practice.

             Schedule 9.6.5 contains a complete and accurate description of all product liability claims and similar litigation relating to Products manufactured or sold, or services rendered, which are presently pending, or which have been asserted or commenced against the Company or any Subsidiary within the last three (3) years.
             Schedule 9.6.5 also sets forth all Technical Update Procedures undertaken within the last three (3) years. There are no defects in design, construction or manufacture of Products which would adversely affect performance or create an unusual risk of injury to persons or property, except for Technical Update Procedures relating to Products manufactured or sold by the Company or its Subsidiaries prior to the date hereof which shall not entail future costs to the Company and its Subsidiaries in excess of Six Million Six Hundred Sixty-Six Thousand Six Hundred Sixty-Six French Francs (FRF 6,666,666). The Products have been designed and manufactured so as to meet and comply with all applicable Laws and Orders. Such Products have received all approvals required by all applicable Laws and Orders necessary to allow for their sale and use except as set forth in Schedule 9.6.5. None of the Products have been the subject of any general recall campaign during the last three (3) years, and, to Vendor's Best Knowledge, no facts or conditions exist which could reasonably be expected to result in such a general recall campaign.

     9.7     Representations and warranties in relation to Contracts
             -------------------------------------------------------

     9.7.1.  Material Contracts

             The Material Contracts entered into by the Company and its Subsidiaries are:

                    (a) in full force and effect and are valid and binding and have been concluded and have been and are performed in accordance with their terms and conditions and under usual and arm's length conditions; and

                    (b)  enforceable in accordance with their respective terms.

             To Vendor's Best Knowledge, there is no fact or event which could provide a basis for preventing the performance of the Material Contracts, leading to their amendment or termination or giving rise to any material claim by or against the Company or any Subsidiary.

             Except as disclosed in Schedule 9.7.1, the consummation of the transactions contemplated herein will not enable the contracting parties to terminate or modify any Material Contract or accelerate or provide for any additional benefit thereunder. Except as disclosed in Schedule 9.7.1, there are no contracts which materially restrict the ability of the Company and its Subsidiaries to carry on their respective businesses.

     9.7.2.  No default

             Neither the Company nor any Subsidiary is in default under any lease, contract or commitment whatsoever, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of the Company's or any Subsidiary's obligations or result in the creation of any Liens on any of the Assets. To Vendor's Best Knowledge, no third party is in default under any lease, contract or commitment to which the Company or any Subsidiary is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

     9.7.3.  Brokers or finders

             None of the Company or its Subsidiaries have retained, employed or used any broker or finder for the purpose of the sale of the Shares as contemplated by this Agreement.

     9.7.4.  Related parties' relationships to the Company and its Subsidiaries

             All leases, contracts, agreements or other arrangements between the Company or any Subsidiary and Related Parties as well as all respective obligations of the Company, any Subsidiary and any Related Party are described on Schedule 9.7.4. No Related Party has any direct or indirect interest in (i) any entity which does business with the Company and/or its Subsidiaries or is competitive with the respective businesses of the Company and/or its Subsidiaries or (ii) any property, asset or right which is used by the Company and/or its Subsidiaries in the conduct of their respective businesses. "Related Parties" pursuant to this Clause includes the Vendor and any entity of the Vendor's Group or any person affiliated with the Vendor's Group.

     9.8     Representations and warranties in relation to personnel
             --------------------------------------------------------

     9.8.1.  Labour matters

             The Company and its Subsidiaries have complied with all applicable labour Laws and have satisfied all of their obligations vis-a-vis their employees and the labour and social security authorities save for minor irregularities.

             Except to the extent set forth in Schedule 9.8.1:

                  (i) no sum is due to any present or former employee, agent or representative of the Company or any Subsidiary in connection with his or her employment and/or other contracts or agreements with the Company or any Subsidiary, other than disclosed in the Accounts;

                  (ii) there are no obligations of any kind made in writing or owed by the Company or any Subsidiary to former or existing employees except as disclosed in the Accounts. In this respect, no employment agreement entered into by the Company or its Subsidiaries with any employee provides for the payment of a termination indemnity the amount of which is greater than that resulting from a strict application of the applicable labour Laws and collective bargaining agreements;

                  (iii) neither the Company nor any Subsidiary is engaged or involved in any litigation with its employees or any trade union or other organisation formed for a similar purpose;

                  (iv) at all times, the Company and its Subsidiaries have complied with all of their statutory and other obligations concerning the health and safety at work of their employees. To Vendor's Best Knowledge, there are no written claims by any employee or third party in respect of any accident or injury which is not adequately covered by insurance;

                  (v) there is no labour strike, dispute, request for representation, slowdown or stoppage currently pending against or affecting the Company or any Subsidiary, except for any such strike, dispute or the like arising out of the announcement of the transactions contemplated by this Agreement;

                  (vi) to Vendor's Best Knowledge, no grievance which might have a Material Adverse Effect, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and no such claim therefor exists;

                  (vii) to Vendor's Best Knowledge, there are no administrative charges or court complaints against the Company or any Subsidiary concerning alleged employment discrimination or other employment related matters pending or threatened before any Government Entity;

                  (viii) the Company and its Subsidiaries have duly
                         informed/consulted the labour councils or similar bodies of the transactions contemplated herein, in compliance with applicable Laws; and

                  (ix) within the last three (3) years, neither the Company nor any Subsidiary has experienced any general labour disputes, union organisation attempts or any general work stoppage due to labour disagreements in connection with its business exceeding five (5) days over any rolling twelve (12) month period.

     9.8.2.  Employee benefit plans

             Schedule 9.8.2 contains, in relation to the Company and its Subsidiaries, a complete and accurate list of all material pension, savings, profit sharing, retirement, retirement indemnity, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalisation and other similar fringe or employee benefit plans, programs and arrangement, and any employment or consulting contracts, "golden parachutes," collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all "employee benefit plans" or arrangements, all employee manuals, and all written statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any persons ("Company Employees") employed by Company or the Subsidiaries. The items described in the foregoing sentence are hereinafter sometimes referred to collectively as "Employee Plans/Agreements," and each individually as an "Employee Plan/Agreement." True and correct copies of all the Employee Plans/Agreements, including all amendments thereto, have heretofore been provided to the Purchaser.

             Except as disclosed in Schedule 9.8.2, all liabilities relating to the Employee Plans/Agreements, other than those resulting from the mandatory retirement Employee Plans/Agreements applicable by Law to Company Employees and accrued through the date hereof, have been adequately reserved in the Accounts as required by applicable Laws for each jurisdiction.

     9.8.3.  Full funding

             The funds available under each Employee Plan/Agreement which is intended to be a funded plan equal or exceed the amounts required to be paid, or which would be required to be paid if such Employee Plan/Agreement were terminated, on account of rights vested or accrued as of the Completion Date (using the actuarial methods and assumptions then used by the Company's and/or its Subsidiaries' actuaries in connection with the funding of such Employee Plan/Agreement).

     9.8.4.  Payments and compliance

             With respect to each Employee Plan/Agreement, (i) all payments due from the Company and its Subsidiaries have been made and all amounts properly accrued as liabilities of the Company and its Subsidiaries which have not been paid have been properly recorded on the books of the Company and its Subsidiaries (to the extent such books are closed) and, to the extent in existence as of 31 December 2000, are reflected in the Accounts; (ii) the Company and its Subsidiaries have complied with, and each such Employee Plan/Agreement conforms in form and operation to, all applicable Laws in all respects and all reports and information relating to such Employee Plan/Agreement required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided; and (iii) there are no actions, suits or claims pending (other than routine claims for benefits) or threatened with respect to such Employee Plan/Agreement or against the assets of such Employee Plan/Agreement.

     9.8.5.  Post-retirement benefits

             Except as set forth in Schedule 9.8.5, no Employee Plan/Agreement provides benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to current or former Company Employees beyond their retirement or other termination of service other than (i) coverage mandated by applicable Law, (ii) death or retirement benefits under any Employee Plan/Agreement that is an employee pension benefit plan, (iii) deferred compensation benefits accrued as liabilities on the books of the Company and its Subsidiaries (including the Accounts), (iv) disability benefits under any Employee Plan/Agreement that is an employee welfare benefit plan and which have been fully provided for by insurance or
             (v) benefits in the nature of severance pay.

     9.8.6.  No triggering of obligations

             Except as set forth in Schedule 9.8.6, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of the Company or any Subsidiary to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due to any such employee or former employee or
             (iii) result in any prohibited transaction under applicable Laws.

     9.8.7.  Delivery of documents

             Schedule 9.8.7 lists with respect to each Employee Plan/Agreement:

             A copy of the funding agreement and the latest financial statements thereof if the Employee Plan/Agreement is funded through a third party funding vehicle (other than an insurance policy).

     9.8.8.  Future commitments

             Neither the Company nor any Subsidiary has an announced plan or legally binding commitment to create any additional Employee Plans/Agreements or to amend or modify any existing Employee Plan/Agreement.

     9.8.9.  Employees

             Schedule 9.8.9 contains a complete and accurate list of those of the employees to whom the Company and its Subsidiaries are paying compensation, including bonuses and incentives, at an annual rate in excess of Three Hundred Thousand French Francs (FRF 300,000) for services rendered or otherwise; and in the case of salaried employees such list identifies the current annual rate of compensation for each employee and in the case of hourly or commission employees identifies certain reasonable ranges of rates and the number of employees falling within each such range. Neither the Company nor any Subsidiary has made an undertaking verbally or in writing which would entail future liabilities or obligations whatsoever in favour of any of its employees, except as set forth in Schedule 9.8.9.

     9.9     Representations and warranties in relation to regulatory matters
             ----------------------------------------------------------------
             and litigation
             --------------

     9.9.1.  Compliance with Laws

             Except as disclosed in Schedule 9.9.1, neither the Company nor any Subsidiary has done or omitted to do anything which may have an adverse effect on the operations of the businesses of the Company and its Subsidiaries which is in contravention of any Law or Order.

     9.9.2.  Litigation

             Save as disclosed in Schedule 9.9.2, the Company and its Subsidiaries are not parties to any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, arbitration (including investigations or public enquiries) or settlement of any nature whatsoever and the Company and its Subsidiaries have not received any notification of any of the foregoing. To Vendor's Best Knowledge, no such claim is being threatened against the Company or any Subsidiary.

             The Company and its Subsidiaries are not, and no director or legal representative of the Company and its Subsidiaries, is the subject of any investigation, inquiry, control or other procedure by the administration (particularly the Tax, customs, competition, fraud or health and social security authorities) which would have resulted in a notification in writing being delivered to the Company or any Subsidiary regarding the operations and activities of the Company and its Subsidiaries.

     9.10    Representations and warranties in relation to insurance
             -------------------------------------------------------

             Schedule 9.10 sets forth a complete and accurate list of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the businesses and properties of the Company and its Subsidiaries, true and correct copies of which have heretofore been delivered to the Purchaser. Schedule 9.10 includes the carrier, the type of coverage and any pending claims in excess of Five Hundred Thousand French Francs (FRF 500,000). All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of the Company and its Subsidiaries, of the kinds, in the amounts and against the losses and risks customarily maintained by companies carrying on similar activities, and having or using equivalent goods or assets; all premiums relating to such insurance have always been duly paid; and no such policy (or any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. The Company and its Subsidiaries and, where applicable, the person insured, have not committed any act or omission capable of leading to the termination, rescission or detrimental amendment of any or all of the insurance policies. The Company and its Subsidiaries have not received in writing notice of cancellation of any insurance, and To Vendor's Best Knowledge, there are no facts or events that provide a basis for cancellation. Except as disclosed in Schedule 9.10, the Company and its Subsidiaries have not been refused any insurance with respect to any aspect of the operations of their businesses nor have their coverages been limited by any insurance carrier to which they have applied for insurance or with which they have carried insurance during the last three (3) years. Neither the Company nor any Subsidiary has received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefor will be substantially increased or that there will be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or a non renewal of any such policy.

     9.11    Representations and warranties in relation to Taxation

     9.11.1. Provision for Taxes

             The provision made for Taxes on the Accounts is sufficient for the payment of all Taxes at the date of the Accounts and for all years and periods prior thereto. Since the date of the Accounts, neither the Company nor any Subsidiary has incurred any Taxes other than Taxes incurred in the ordinary course of business consistent with past practice.

     9.11.2. Tax returns filed / Tax payments

             Save as disclosed in Schedule 9.11.2, all Tax returns required to be filed by or on behalf of the Company and its Subsidiaries have been timely filed and when filed were true and correct in all respects, and the Taxes shown as due thereon were paid or adequately accrued. True and complete copies of corporate income Tax and social security returns filed by the Company and its Subsidiaries for their most recent fiscal years have been delivered to the Purchaser. Each of the Company and its Subsidiaries have duly withheld and paid all Taxes which it is required to withhold and pay.

     9.11.3. Tax audits

             The income Tax returns of the Company and its Subsidiaries for the immediately preceding three (3) years have not been audited by the appropriate Tax authorities except for the periods and to the extent set forth in Schedule 9.11.3, and neither the Company nor any Subsidiary has received from the Tax authorities of any country, state, county, local or other jurisdiction any written notice of underpayment of Taxes or other deficiency which has not been paid or any objection to any return or report filed by the Company or any Subsidiary. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any Tax return or report.

     9.11.4. Consolidated group ("integration fiscale")

             Neither the Company nor any Subsidiary is or was a member of an affiliated group of corporations for Tax purposes that filed a consolidated Tax return on which the statute of limitations does not bar a Tax assessment.

     9.11.5. Tax basis

             Schedule 9.11.5 sets forth the following information with respect to the Company and each Subsidiary as of the most recent practicable date: (i) the original and adjusted Tax basis of its assets; (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign Tax or excess charitable contribution allocable to the Company and each Subsidiary; and (iii) the amount of any deferred gain or loss allocable to the Company and each Subsidiary arising out of any deferred intercompany transaction.

     9.11.6. Other

             The Vendor represents that neither the Company nor any Subsidiary is a company for any Tax evasion purpose, whether in France or elsewhere.

     9.12    Representations and warranties relating to customers, suppliers,
             ---------------------------------------------------------------
             dealers and distributors
             ------------------------

     9.12.1. Customers and Suppliers

               Except to the extent arising out of the announcement of the transactions contemplated by this Agreement, neither the Company nor any Subsidiary has been notified by any of the twenty-five
               (25) largest customers by sales value or any of the twenty-five
               (25) largest suppliers by purchase value that they will not continue to be respectively customers or suppliers of the respective businesses of the Company and its Subsidiaries at substantially the same level of purchases or the same quantity and quality of goods at competitive prices as heretofore.

     9.12.2.   Dealers and Distributors

               Except to the extent arising out of the announcement of the transactions contemplated by this Agreement, neither the Company nor any Subsidiary has been notified by any of the twenty-five
               (25) largest dealers, distributors and franchisees of the Company and each Subsidiary by value that they will not continue to be dealers, distributors and franchisees to the respective businesses of the Company and its Subsidiaries and will not continue to supply the respective businesses of the Company and its Subsidiaries with substantially the same quantity and quality of services at competitive prices.

     9.13      Scope of the Representations
               ----------------------------

               All statements and information contained in the Disclosure Schedule delivered by or on behalf of the Vendor shall be deemed to be representations and warranties by the Vendor.

10.  INDEMNITY
     ---------

     10.1      Principle of Indemnification
               ----------------------------

               The Vendor shall indemnify and hold harmless the Purchaser and/or the Company or any Subsidiary (if Purchaser so requests) and the successors and assigns of any of the foregoing from and against all Losses (as defined below) asserted against, resulting to, imposed upon or incurred by the Purchaser, the Company and/or any Subsidiary by reason of, arising out of or resulting from the inaccuracy or breach of any representation or warranty or any covenant of the Vendor contained in or made pursuant to this Agreement. As used in this Clause 10, the term "Loss" as it relates to breaches of representations and warranties or covenants shall include (i) all debts, liabilities and obligations; and (ii) all losses, damages, judgements, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and reasonable attorneys' fees and expenses). Notwithstanding the foregoing, any indemnification for a breach of the representations and warranties set forth in Clause 9.5.3 or for the matters specified in Clause 13 shall be governed by Clause 13.

               Without prejudice to the foregoing and for the avoidance of doubt, the measure of damages of the Purchaser or the Company and/or any Subsidiary as a result of a Loss shall not be calculated by reference to any loss in the value of the Shares purchased pursuant to this Agreement, or by application of any multiple in respect thereof, but shall instead be calculated in accordance with the Clauses below on a "franc for franc" basis.

               The decision of the Purchaser to proceed to the Completion despite the initiation by Georgette Potain of a summary procedure on the ground of an allegedly existing or imminent rescission claim regarding the sale of her Company Shares to U.E.I and Unidev shall in no way be considered as a waiver to the statutory and contractual rights of the Purchaser under this Agreement. Accordingly, the provisions of this Agreement and in particular Clauses 10.3.4(i) and 10.4 shall apply in order to indemnify the Purchaser, the Company and/or any Subsidiary in respect of any possible rescission action or other procedures which may be started by Georgette Potain, including, without limitation, any recourse exercised against the order rendered by the summary judge on May 4, 2001 rejecting her claim for judicial escrow on the Company Shares she previously owned.

     10.2      Method of calculation
               ---------------------

     10.2.1.   Remedies

               The Purchaser acknowledges and agrees that the only right and remedy which shall be available to it in connection with or arising out of or related to any breach of any representation and warranty contained in this Agreement shall be damages under the terms and conditions set out in this Agreement except in case of dol (as such term is defined under French law).

     10.2.2.   Deductions from Loss

               In order to identify and calculate the amount of the Loss, the following shall be taken into account. To the extent not previously applied, the amounts relating to the following items shall be deducted from the amount of the corresponding Loss:

                    (i) the amount of any provision booked in the Accounts and the Completion Financial Statements that relates to any fact, event, matter or circumstance that was accounted in the Accounts or the Completion Financial Statements in the same account category (e.g., stock, trade debts,
                                                       ---
                         fixed assets, provisions for risks, etc.) as the fact, event, matter or circumstance giving rise to the Loss;

                    (ii) any recovery of a sum that had been previously written off against a reserve established in the Accounts or the Completion Financial Statements in the same account category as the fact, event, matter or circumstance giving rise to the Loss; and

                   (iii) the amount of any net reduction in any applicable Tax liability actually realised by the Purchaser, the Company or any Subsidiary indemnified in connection with the satisfaction by the Vendor of the Loss with respect to which indemnification is sought hereunder; provided, however, that the amount of such offset shall be adjusted by the amount of the actual Tax liability incurred by the Purchaser, the Company or any Subsidiary indemnified upon receipt of the payment of the Loss (taking into account any net operating loss, capital loss or credit carryover of such party).

     10.2.3.   Change to Tax position

               Any Loss resulting from a Tax reassessment of the expenses or revenue, which materializes in (i) a mere interval of the time or a shift of a Tax from one financial year to another, or (ii) a time-lag in a charge from one financial year to the next, or which would result in (iii) a Tax credit relating to a right to a deduction or imputation without any limitation in time, shall only give rise to an indemnification up to the amount of penalties, fines, increases or late interest due by the Company and its Subsidiaries. In respect of VAT, the adjustments relating to a Tax which can be deducted from or recovered from third parties shall not be taken into consideration. However, the amount of the penalties, fines, increases or late interest due by the Company and its Subsidiaries shall be taken into account in the Loss.

     10.2.4.   Indemnification by a third party

               The amount of any Loss for which indemnification is provided under this Clause 10 shall be net of any amounts actually recovered from a third party by the Purchaser, the Company or any Subsidiary seeking indemnification hereunder under insurance policies or otherwise with respect to such Loss; provided, however, that the amount of such Loss will not be reduced by the amount of any net increase in insurance premiums through the applicable duration as specified in Clause 10.4 which the Purchaser, the Company or any Subsidiary can demonstrate has occurred or is reasonably likely to occur as a result of such claim (whether by prospective or retroactive premium adjustment); and provided further that this Clause 10.2.4 will not be applicable to the extent it constitutes an improper waiver of the insurer's rights of subrogation against the Vendor. Notwithstanding the foregoing, the Purchaser, the Company or any Subsidiary seeking indemnification hereunder will not have any obligation to seek insurance recovery in respect of Losses to the extent such recovery would be precluded or would preclude other
               (i) pending claims or (ii) claims reasonably likely, based upon past claims experience, to be submitted as being within the applicable policy coverage limit. Subject to the foregoing, the Purchaser, the Company or any Subsidiary seeking indemnification hereunder shall use commercially reasonable efforts to effect the recovery from a third party as contemplated by this Clause 10.2.4.

     10.2.5.   Net Loss

               The amount of any Loss calculated in accordance with the provisions of this Clause 10.2 shall be referred to as "Net Loss".

     10.3      Limitations on liability-Exceptions
               -----------------------------------

     10.3.1.   Individual Exemption

               The Vendor shall not be liable, and therefore shall not be required to indemnify or pay, in respect of a Loss related to a breach of a representation and warranty pursuant to a Notified Claim, in the event that such Loss results from a single event or fact and the amount of such Loss does not exceed One Hundred Fifty Thousand French Francs (FRF 150,000) before the calculation process set out in Clause 10.2 has been applied. All Losses having a similar initiating fact or cause shall be taken into account as one cumulated amount (the "Individual Exemption").

     10.3.2.   Global Exemption

               Except as provided below, the Vendor, with respect to a breach or breaches of representations and warranties, shall not be liable to pay all or part of a Loss hereunder, pursuant to a Notified Claim, unless the amount of such Loss, together with the Losses relating to previous Notified Claims, shall be more than or equal to Thirty Million French Francs (FRF 30,000,000) (the "Global Exemption").

               In respect of any Losses, unless and to the extent that the aggregate amount of all Losses for which the Vendor would otherwise be liable under this Clause 10 exceeds the Global Exemption, then the Vendor shall only be liable for those amounts exceeding such Global Exemption, subject to Clause 10.3.1.

     10.3.3.   Ceiling

               Except as provided below, the total cumulated amount of payments which the Vendor may be obliged to make to the Purchaser, the Company and/or any Subsidiary in accordance with this Clause 10 for breaches of representations and warranties shall not exceed Four Hundred Thirty Million French Francs (FRF 430,000,000).

     10.3.4.   Exceptions / Specific Indemnification

               Notwithstanding any provision herein contained, it is hereby agreed that:

                    (i) the Vendor shall have liability for any breach of the representations and warranties set forth in Clauses 9.1, 9.2.1 to 9.2.3, 9.3.1 (strictly limited to the ownership of the shares of the Subsidiaries), 9.3.3. and 9.7.3 without any application of the above-mentioned exemptions and ceiling set forth in Clauses 10.3.1 to 10.3.3;

                    (ii) the Vendor shall have liability for any Loss relating to a dol (as such term is defined under French law) for which the Vendor shall indemnify and hold harmless the Purchaser, the Company and/or any Subsidiary without any application of the above-mentioned exemptions and ceiling set forth in Clauses 10.3.1 to 10.3.3;

                    (iii) the Vendor shall have liability for any Loss relating to any participation of the Company or any Subsidiary existing on or prior to the date hereof in unlimited liability entities for which the Vendor shall indemnify and hold harmless the Purchaser, the Company and/or any Subsidiary without any application of the above-mentioned exemptions and ceiling set forth in Clauses 10.3.1 to 10.3.3;

                    (iv) the Vendor shall have liability for any Loss relating to the pending litigation described in Schedule 9.9.2 (the Rentakran litigation) for which the Vendor shall indemnify and hold harmless the Purchaser, the Company and/or any Subsidiary without any application of the above mentioned exemptions and ceiling set forth in Clauses 10.3.1 to 10.3.3, provided that in the event the Company exercises its option to repurchase any cranes that are subject to the Rentakran litigation, as provided in the underlying buy back agreements with Rentakran, the Vendor shall be entitled to the net profit from any subsequent sale of the crane(s) that is consummated within a twenty-four (24) month period from the date of the recovery of the crane(s); the Purchaser and the Company will use commercially reasonable efforts to recover and sell such cranes;

                    (v) the Vendor shall have liability for any Loss relating to the dismissal of directors as contemplated by Clause 5.3 and the Vendor shall indemnify and hold harmless the Purchaser, the Company and/or any Subsidiary with respect thereto without any application of the above mentioned exemptions and ceiling set forth in Clauses 10.3.1 to 10.3.3; and

                    (vi) the Vendor shall have liability for any breach of the representation and warranty set forth in Clause 9.4.4 as well as any Tax liability that the Purchaser, the Company or any Subsidiary may have for all periods prior to the date hereof which relate to Axiome de Re and/or the arrangements between Axiome de Re and the Vendor, the Vendor's Group, the Company or its Subsidiaries existing on or before the date hereof, without application of the above mentioned exemptions and ceiling set forth in Clauses 10.3.1 to 10.3.3.

     10.3.5.   Non bis in idem

               The Purchaser, the Company and/or any Subsidiary (taken as a whole) shall not be entitled to recover from the Vendor under this Clause 10 more than once in respect of the same Loss, and accordingly the Vendor shall not be liable under this Clause 10 if and to the extent that the Loss is or has been recovered from the Vendor following any claim whatsoever made by the Purchaser, the Company and/or any Subsidiary under any ground other than under this Clause 10.

     10.3.6.   Variation

               The Vendor shall not be liable for, nor shall it be obliged to pay, all or any part of any Loss arising under a Notified Claim (as defined herein) in so far as the amount of such Loss results solely from a causatory fact or event which is:

                    (i) the adoption of, or modification of, the legal requirements occurring after the date hereof, including those having a retroactive effect; or

                    (ii) any change in the accounting principles of the Company or any Subsidiary made by the Purchaser.

               Notwithstanding the foregoing, this Clause 10.3.6 shall be inapplicable in the event that the changes contemplated by subparagraphs (i) or (ii) were effected to remedy any breach (which existed on the date hereof) in a representation or warranty contained in this Agreement.

     10.3.7.   Mitigation of the Loss by the Purchaser and the Vendor

               In the case where a Loss would give rise to a payment of compensation by the Vendor, the Purchaser shall, and, after a Notified Claim has been submitted, the Purchaser and the Vendor shall cooperate to, take reasonable steps and provide all reasonable assistance, so far practicable and at the sole cost of the Vendor, to avoid or mitigate any Loss which in the absence of mitigation might give rise to a liability in respect of any claim under Clause 10.

               If a breach of any of the representations occurs, without prejudice to the right of the Purchaser to claim damages under Clause 10, to the extent that a breach of any of the representations is capable of being remedied, the Vendor shall be afforded a reasonable opportunity to remedy the matter. The remedy may include the payment by the Vendor to the Purchaser of such compensation as shall place the Purchaser in an equivalent position to that in which it would have been had such breach of the representations not occurred.

     10.4      Duration of a request made by notified claim
               --------------------------------------------

               Except as provided in Clause 13, in order to be valid and qualified for indemnification hereunder, a Notified Claim with respect to any Loss must be delivered to the Vendor by the Purchaser within sixteen (16) months following the date hereof, except for claims relating to:

                    . taxation, including, without limitation, Tax matters contemplated by Clause 10.3.4(vi), and social security matters, for which the Notified Claim shall be delivered no later than ten (10) days following the expiration of the applicable statute of limitations;

                    . any matter referred to in Clauses 9.1, 9.3.1 (strictly limited to the ownership of the shares of the Subsidiaries), 9.3.3 and 10.3.4(ii), for which the Notified Claim shall be delivered no later than ten
                         (10) days following the expiration of the applicable statute of limitations; and

                    . any matter referred to in Clause 10.3.4(iv), for which the Notified Claim shall be delivered no later than three (3) years from the date hereof.

               After the expiration of the applicable survival period, the Vendor will be released from all non-Notified Claims related to breaches of representations and warranties covered by this Clause
               10. Once a Notified Claim has been made prior to the expiration of the survival period, such claim shall be preserved despite the subsequent termination of the survival period.

     10.5      Indemnification Security
               ------------------------

     10.5.1.   Definitions

               For purposes of this Clause 10.5, the following capitalized terms shall have the following meanings:

                    (a) "Period 1" means the period commencing on the date hereof and ending at 11:59 p.m. (Paris time) on the day immediately preceding the date which is sixteen (16) months from the date hereof.

                    (b) "Period 2" means the period commencing at 12:00 a.m. (Paris time) on the day immediately following Period 1 and ending at

                         11:59 p.m. (Paris time) on the day immediately preceding the date which is twenty-four (24) months from the date hereof .

                    (c) "Period 3" means the period commencing at 12:00 a.m. (Paris time) on the day immediately following Period 2 and ending at 11:59 p.m. (Paris time) on the day immediately preceding the date which is thirty-six (36) months from the date hereof.

                    (d) "Period 4" means the period commencing at 12:00 a.m. (Paris time) on the day immediately following Period 3 and ending at 11:59 p.m. (Paris time) on the day immediately preceding the date which is forty-eight
                         (48) months from the date hereof .

                    (e) "Consolidated Net Worth" means the sum of (i) the paid up share capital, (ii) plus the capital surplus (primes d'emission, de fusion, d'apport), (iii) plus the consolidated reserves, (iv) plus the exchange rate difference (ecarts de conversion), (v) plus the consolidated profits not yet allocated, (vi) less the accumulated consolidated losses of prior years and
                         (vii) plus the consolidated net profit (or less the consolidated net loss) for the current period of the Vendor and its subsidiaries, determined in accordance with French generally accepted accounting principles applied on a consistent basis with past practice. The Vendor shall certify in writing to the Purchaser the Vendor's Consolidated Net Worth as of the end of each calendar year no later than 120 days after such year end.

     10.5.2.   Indemnification Security During Period 1

               At any such time during Period 1 that the Consolidated Net Worth is less than Five Hundred Thirty-Seven Million Five Hundred Thousand French Francs (FRF 537,500,000), the Vendor shall immediately secure for the benefit of the Purchaser, the Company and its Subsidiaries a letter of credit (from a commercial bank with a combined capital and surplus of at least Ten Billion French Francs (FRF 10,000,000,000)) (a "Letter of Credit") in an amount equal to Four Hundred Thirty Million French Francs (FRF 430,000,000) less the amount of any Notified Claims which have been paid by the Vendor prior to such time. Such Letter of Credit shall remain in full force and effect during the unexpired term of Period 1.

     10.5.3.   Indemnification Security During Period 2

               At any such time during Period 2 that the Consolidated Net Worth is less than Three Hundred Sixty-Two Million Five Hundred Thousand French Francs (FRF 362,500,000), the Vendor shall immediately secure for the benefit of the Purchaser, the Company and its Subsidiaries a Letter of Credit (which shall replace and be in lieu of any Letter of Credit obtained during Period 1) in an amount equal to Two Hundred Ninety Million French Francs (FRF 290,000,000) less the amount of any Notified Claims which have been paid by the Vendor prior to such time. Such Letter of Credit shall remain in full force and effect during the unexpired term of Period 2.

     10.5.4.   Indemnification Security During Period 3

               At any such time during Period 3 that the Consolidated Net Worth is less than Three Hundred Sixty-Two Million Five Hundred Thousand French Francs (FRF 362,500,000), the Vendor shall immediately secure for the benefit of the Purchaser, the Company and its Subsidiaries (to the extent the same does not already exist) a Letter of Credit (which shall replace and be in lieu of any Letter of Credit obtained during any prior period) in an amount equal to One Hundred Fifty Million French Francs (FRF 150,000,000) less the amount of any Notified Claims which have been paid by the Vendor prior to such time. Such Letter of Credit shall remain in full force and effect during the unexpired term of Period 3.

     10.5.5.   Indemnification Security During Period 4

               At any such time during Period 4 that the Consolidated Net Worth is less than Three Hundred Sixty-Two Million Five Hundred Thousand French Francs (FRF 362,500,000), the Vendor shall immediately secure for the benefit of the Purchaser, the Company and its Subsidiaries (to the extent the same does not already exist) a Letter of Credit (which shall replace and be in lieu of any Letter of Credit obtained during any prior period) in an amount equal to Seventy-Five Million French Francs (FRF 75,000,000) less the amount of any Notified Claims which have been paid by the Vendor prior to such time. Such Letter of Credit shall remain in full force and effect during the unexpired term of Period 4.

11.  PROCEDURE TO MAKE A CLAIM
     -------------------------

     Except for claims relating to breaches of the representations and warranties set forth in Clause 9.5.3, which shall be governed by Clause 13 hereof, any demand or claim in respect of the indemnification of a Loss by the Purchaser, the Company and/or any Subsidiary against the Vendor shall be notified in writing to the Vendor and shall specify the basis, acts or events on which it is based, indicating the amounts claimed in respect of the Loss (if such amount is known), and shall be submitted together with such documents available and appropriate to evidence the existence of the Loss (hereafter referred to as "Notified Claim"). Except as otherwise provided above, all Notified Claims submitted to the Vendor shall be subject to the following procedures.

     11.1      Notified Claims based on third party proceedings
               ------------------------------------------------

     11.1.1. In the event that the grounds for a Notified Claim are (i) a demand or claim in writing notified by a third party or (ii) judicial or arbitral proceedings or any other proceedings commenced or ongoing (for example in relation to a counterclaim) by a third party, against the Purchaser, the Company or any Subsidiary after the date hereof and giving rise to, or which may give rise to, a Loss (hereafter referred to as "Third Party Proceedings"):

                    . The Purchaser, the Company and/or any Subsidiary shall submit the Notified Claim to the Vendor promptly but no more than thirty (30) days after becoming aware of the matter which might give rise to a Loss (and no later than within eight (8) days for matters concerning Taxes); provided, however, that the failure to provide such notice shall not affect the Purchaser's rights hereunder, except to the extent that the Vendor is materially prejudiced thereby.

                    .    The Vendor shall promptly, but not more than thirty
                         (30) days following receipt of the Notified Claim, notify the Purchaser of its view as to whether it wishes to object to the basis of the Notified Claim or not. This period shall be reduced in the circumstances where necessary to enable the Purchaser, the Company or any Subsidiary to reply in due time (such as for Tax matters where such period shall be reduced to fifteen (15) days or court proceedings where such period shall be reduced appropriately). In the absence of notification by the Vendor within the specified time frame, the Purchaser shall then submit again to the Vendor a second Notified Claim for the Vendor to submit its views. In the absence of notification of its views by the Vendor within eight (8) days following the sending of the second Notified Claim, then the Vendor shall be deemed not to have objected to the Notified Claim.

     11.1.2. In the case where the Vendor has remained silent or has replied to the Purchaser in the period stated in Clause 11.1.1 and has stated that it does not object to the grounds for the Notified
               Claim:

                    . The Vendor (at its own expense) shall have the right to participate (together with its advisors) in the defense of the interests of the Purchaser, the Company or any Subsidiary in respect of the Third Party Proceedings. The Purchaser and the concerned Company or Subsidiary shall take reasonable steps to ensure that the Vendor shall be included at each important step of the proceedings and, in particular, the Purchaser, the Company or Subsidiary shall seek the approval of the Vendor in respect of any strategic choices relating to the defense, which approval shall not be unreasonably withheld, delayed or conditioned.

                    . Notwithstanding the foregoing, the Vendor (at its expense) shall have the right at its request to independently organize the defense of the Purchaser, the Company or any Subsidiary with respect to any claim relating to Tax matters. The Vendor shall take reasonable steps to ensure that the Purchaser, the Company or any Subsidiary, as the case may be, shall be informed and consulted at each important step of the proceedings.

     11.1.3. In the case where the Vendor has replied to the Purchaser in the period stated in Clause 11.1.1 and has stated that it objects to the grounds for the Notified Claim:

                    . The Vendor shall be deemed to have contested the Notified Claim, in which case the Purchaser, the Company or any Subsidiary may initiate and notify the commencement of proceedings concerning such Notified Claim (the "Proceedings Notice"). Such proceedings shall be commenced within six (6) months from the date of the receipt of the Vendor's reply. In the event the Purchaser, the Company or any Subsidiary does not commence said proceedings within such six-month period, the Purchaser shall be deemed to have irrevocably waived its rights with respect to the Notified Claim in question.

                    . Thereafter, reasonable steps shall be taken to inform the Vendor of each important step of the proceedings in respect of the Third Party Proceedings. The Purchaser, the Company or any Subsidiary during the Third Party Proceedings shall take charge of the defense of the matter and the management of the judicial, arbitral or other proceedings and shall conduct the litigation in respect of the Third Party Proceedings. However, the Purchaser, the Company or any Subsidiary shall not draw up, agree, settle, defend or commence any appeal or counterclaim and assert all the elements and means of defense in respect of the Third Party Proceedings, without the Vendor having been consulted; provided, however, that the Purchaser shall be entitled to enter into a settlement or to take such other action as it shall determine in its sole discretion and notwithstanding any position the Vendor may have taken after being so consulted.

     11.2      Notified Claims based upon a Private Claim
               ------------------------------------------

     11.2.1. In the case where a Notified Claim gives rise or which may give rise to a Claim in respect of the Purchaser, the Company or any Subsidiary and which does not involve Third Party Proceedings (hereafter referred to as a "Private Claim"):

                    . The Purchaser shall submit the Notified Claim to the Vendor promptly but no more than thirty (30) days after becoming aware of the matter which might give rise to a Loss (and no later than within eight (8) days for matters concerning Taxes); provided, however, that the failure to provide such notice shall not affect the Purchaser's rights hereunder, except to the extent that the Vendor is materially prejudiced thereby.

                    .    The Vendor shall promptly, but not more than thirty
                         (30) days following receipt of the Notified Claim, notify the Purchaser of its view as to whether it wishes to object to the basis of the Notified Claim or not. This period shall be reduced in the circumstances where necessary to enable the Purchaser, the Company or any Subsidiary to reply in due time (such as for Tax matters where such period shall be reduced to fifteen
                         (15) days or court proceedings, where such period shall be reduced appropriately). In the absence of notification by the Vendor within the specified time frame, the Purchaser shall then submit again to the Vendor a second Notified Claim for the Vendor to submit its views. In the absence of notification of its views by the Vendor within eight (8) days following the sending of the second Notified Claim, then the Vendor shall be deemed not to have objected to the Notified Claim.

               In the case where the Vendor either fails to respond in a timely manner or states explicitly that it does not object to the grounds for the Notified Claim, the amount of Loss shall be payable by the Vendor under the terms of Clause 12 below.

     11.2.2. In the case where the Vendor has replied to the Purchaser in the period stated in Clause 11.2.1 stating that it objects to the grounds for the Notified Claim or in the absence of any settlement between the Purchaser, the Company or any Subsidiary and the Vendor, the Purchaser may take legal action against the Vendor in connection with the Notified Claim under Clause 15.12. Such proceedings shall be commenced within six (6) months from the date of the receipt of the Vendor's reply. In the event the Purchaser, the Company or any Subsidiary does not commence said proceedings within such six-month period, the Purchaser shall be deemed to have irrevocably waived its rights with respect to the Notified Claim in question.

     11.3      Access to information
               ---------------------

               On condition that the Vendor has agreed to provide indemnification to the Purchaser, the Company or any Subsidiary within the periods set out at Clauses 11.1.1 and 11.2.1 above, the Purchaser and the Vendor shall cooperate with each other in all reasonable respects from the date the Notified Claim relating to Third Party Proceedings or relating to a Private Claim is submitted. The Purchaser undertakes to (i) send to the Vendor, without undue delay, all information and documents relating to the Notified Claim within its possession and (ii) permit the Vendor to consult freely all relevant information or documents held by it, the Company or any Subsidiary, and conduct all reasonable investigations in the Company and any Subsidiary, in relation to the Third Party Proceedings or to a Private Claim, to assist in reaching a full understanding of the conditions and circumstances of the Notified Claim. The Vendor shall keep strictly confidential all information and documents which it may receive in the performance of this Agreement.

12.  PAYMENT OF A CLAIM
     ------------------

     12.1      Private Claim
               -------------

     12.1.1. In the event that the Vendor is required to pay an indemnity in respect of a debt which has become unrecoverable, the Purchaser shall allow the Vendor to take action for its own account to recover such debt from the debtor. In the case of a Notified Claim which has been accepted in accordance with the provisions of Clause 11.2, the amounts corresponding to that Private Claim shall be due and payable by the Vendor immediately.

     12.1.2. In the event that a legal action has been commenced against the Vendor by the Purchaser in accordance with Clause 11.2.2, the Notified Claim shall become payable (i) where there is an agreement between the Purchaser and the Vendor as a result of a settlement in accordance with article 2044 of the French Code Civil or (ii) if a judicial decision with the "execution provisoire" has been rendered in the litigation proceedings regarding such Notified Claim between the Vendor and the Purchaser.

     12.2      Claim in respect of Third Party Proceedings
               -------------------------------------------

     12.2.1. In the case where the Vendor has not responded to the Purchaser during the period referred to under Clause 11.1.1, or in the case where the Vendor has indicated to the Purchaser that it does not object to the grounds for the Notified Claim in connection with a Third Party Proceeding, a Notified Claim will be due and payable
               (i) on the date of a judgement or administrative decision with the "execution provisoire" against the Company or any Subsidiary or a non retractable non appealable arbitral decision against the Company or any Subsidiary or (ii) on the date on which a settlement is completed (relating to legal proceedings by a third party), but (iii) in any case not before the actual payment by the Purchaser, the Company or any Subsidiary of the amount due under the Third Party Proceedings; provided, however, that in any such case the Purchaser shall be entitled to be reimbursed for costs, fees, expenses and the like falling within the definition of Loss incurred in connection with the Notified Claim as such costs, fees and expenses are incurred.

     12.2.2. In the event that the Purchaser has initiated and notified the Vendor of a Notified Claim in respect of any Third Party Proceedings to which the Vendor has objected, the Claim shall become payable under this Agreement on the latest of:

                    . the date of delivery of a judgement with the "execution provisoire" by a court against the Vendor, or

                    . the date when the Vendor has agreed to a settlement in accordance with Article 2044 of the French Code Civil with respect to its obligations relative to the Notified Claim; but in either case above not before the actual payment by the Purchaser, the Company or any Subsidiary of the amount due under the Third Party Proceeding.

     12.3      Reimbursement
               -------------

               In accordance with Clause 10.2, in order to determine the final amount of the Notified Claim, if one of the amounts to deduct from a Loss is only known after the Notified Claim has been paid by the Vendor to the Purchaser, the Company or Subsidiary, the Purchaser, the Company or Subsidiary shall reimburse to the Vendor an amount equal to the difference between (i) the amounts paid by the Vendor in relation to such Notified Claim and (ii) the amounts which would have been paid if the amount to be deducted from the Loss in accordance with Clause 10.2 had been known before the date of payment of such Net Loss.

               When a Loss in respect of which payment was made by the Vendor to the Purchaser, the Company or any Subsidiary for an amount corresponding to the Net Loss is reduced or recovered, in whole or in part, from a third party by the Purchaser, the Company or its Subsidiaries no later than the two (2) year anniversary of the date of payment of the Net Loss, the Purchaser shall pay to the Vendor an amount corresponding to the net amount received from third parties or an amount corresponding to the reduction of the Loss in accordance with this Agreement.


13.  ENVIRONMENTAL MATTERS
     ---------------------

     13.1      Environmental Claim Notices
               ---------------------------

               After the date hereof, the Purchaser shall have the right to deliver one or more written claims (each, an "Environmental Claim Notice") to the Vendor specifying any and all amounts necessary to indemnify the Purchaser and/or the Company or any Subsidiary for the Environmental Non-Compliance Costs arising from or related to Environmental Non-Compliance Conditions that were not set forth in the Environmental Non-Compliance Schedule (the "Unknown Environmental Non-Compliance Costs"). Any Environmental Claim Notice delivered to the Vendor pursuant to this Clause 13.1 shall set forth in reasonable detail the nature of the claim and be accompanied by reports of Purchaser's Environmental Consultant with respect to the Environmental Non-Compliance Conditions, which reports shall provide reasonable backup for such claims.

     13.2      Indemnification
               ---------------

               The Vendor shall, for a period of three (3) years from the date hereof, indemnify and hold harmless the Purchaser and/or the Company or any Subsidiary (if the Purchaser so requests) and the successors and assigns of any of the foregoing (the "Purchaser Indemnified Parties") from and against any breach of the representations and warranties set forth in Clause 9.5.3 and all Environmental

               Non-Compliance Costs (except those specifically disclosed as budgeted capital expenditures on Schedule 6.2) asserted against, resulting to, imposed upon or incurred by the Purchaser Indemnified Parties, subject to the limitations described in Clause 13.3. A notice of a claim hereunder shall be submitted in and subject to payment substantially in accordance with the provisions of Clauses 11 and 12 except as otherwise expressly contemplated in this Clause 13. The Vendor's obligation to provide indemnification pursuant to this Clause 13.2 shall continue beyond the three-year period specified herein to the extent the notice of claim is submitted prior to the end of such three-year period. In calculating the Known Environmental Non-Compliance Costs and the Unknown Environmental Non-Compliance Costs, the provisions of Clauses 10.2.2(i) and (iii) shall apply.

     13.3      Allocation of Liability
               -----------------------

     13.3.1.   Known Environmental Non-Compliance Costs

               Subject to Clause 13.3.3, the Purchaser and the Vendor agree that Known Environmental Non-Compliance Costs shall be borne as follows:

                    (a) The Vendor shall be responsible for one hundred percent (100%) of the first Five Million French Francs (FRF 5,000,000) of Known Environmental Non-Compliance Costs;

                    (b) The Purchaser shall be responsible for twenty-five percent (25%) and the Vendor shall be responsible for seventy-five percent (75%) of Known Environmental Non-Compliance Costs to the extent such costs exceed Five Million French Francs (FRF 5,000,000) and are less than or equal to Fifteen Million French Francs (FRF 15,000,000); and

                    (c) The Vendor shall be responsible for one hundred percent (100%) of Known Environmental Non-Compliance Costs to the extent that such costs exceed Fifteen Million French Francs (FRF 15,000,000) (for the portion exceeding Fifteen Million French Francs (FRF 15,000,000)).

     13.3.2.   Unknown Environmental Non-Compliance Costs

               Subject to Clause 13.3.3, the Purchaser and the Vendor agree that Unknown Environmental Non-Compliance Costs shall be borne as follows:

                    (a) The Purchaser shall be responsible for one hundred percent (100%) of the first One Million French Francs (FRF 1,000,000) of Unknown Environmental Non-Compliance Costs;

                    (b) The Vendor shall be responsible for one hundred percent (100%) of Unknown Environmental Non-Compliance Costs to the extent such costs exceed One Million French Francs (FRF 1,000,000) and are less than or equal to Four Million French Francs (FRF 4,000,000); and

                    (c) The Purchaser shall be responsible for twenty-five percent (25%) and the Vendor shall be responsible for seventy-five percent (75%) of Unknown Environmental Non-Compliance Costs to the extent such costs exceed Four Million French Francs (FRF 4,000,000).

     13.3.3.   Limitation on the Purchaser's Obligation for Environmental Costs

               Notwithstanding anything to the contrary set forth in Clauses
               13.3.1 and 13.3.2, in no event shall the Purchaser's obligation with respect to Known Environmental Non-Compliance Costs and Unknown Environmental Non-Compliance Costs exceed Ten Million French Francs (FRF 10,000,000) in the aggregate. In the event that the Purchaser's obligation reaches said Ten Million French Francs (FRF 10,000,000) limit, the Vendor shall thereafter be responsible for one hundred percent (100%) of all additional Known Environmental Non-Compliance Costs and Unknown Environmental Non-Compliance Costs.

     13.3.4.   Limitation of the Vendor's Obligation for Environmental Costs

               The total amount for which the Vendor may be obligated to provide indemnification under this Clause 13 shall not exceed One Hundred Million French Francs (FRF 100,000,000). For the avoidance of doubt, this amount shall be included in the ceiling provided under Clause 10.3.3 so that the total amount due by the Vendor under Clauses 10 and 13 shall not exceed the amount indicated in Clause 10.3.3. Furthermore, once the ceiling provided under this Clause 13.3.4 has been reached, the Purchaser may not claim any other indemnification for environmental matters under this Agreement even if the ceiling under Clause 10.3.3 has not been reached.

     13.3.5.   Environmental Procedures

               Any investigation, removal, remedial, cleanup, corrective or compliance action relating to any Environmental Non-Compliance Condition (any "Remedial Action") shall be mutually agreed upon in good faith between the Purchaser and the Vendor. The Purchaser shall keep the Vendor reasonably apprised of any material developments relating to any Remedial Action, including providing the Vendor with copies of material reports, agency notices, correspondence to and from Governmental Entities and other material documents related to such Remedial Action.

14.  COVENANT - COLLECTION OF RECEIVABLES
     ------------------------------------

     Purchaser shall, for at least sixteen (16) months from the date hereof, take customary action - at least equal to the action generally used by the Company and its Subsidiaries in connection with the collection of their accounts receivables before the date hereof - in order to collect in a timely manner the accounts receivables of the Company and the Subsidiaries existing as of the date hereof as reflected in the Accounts and/or in the Completion Financial Statements.

15.  GENERAL
     -------

     15.1      Successors and Assigns
               ----------------------

               The Vendor may not, without the prior written consent of the Purchaser, assign any of its obligations under this Agreement, nor any benefit arising under or out of this Agreement. The Purchaser may assign its rights under this Agreement to any party controlled or controlling the Purchaser with the meaning of Article L. 233-3 of the French Commercial Code prior to the Completion Date, provided that the Purchaser shall remain jointly and severally liable for its obligations hereunder with such party.

               Thereafter, the Purchaser may assign its rights under this Agreement to any third party subject to the Vendor's prior consent, which consent shall not be unreasonably withheld, and to any lender group providing financing for the Purchaser (or any collateral agent for such lender group); in such a case the representations and warranties shall remain in full force and effect in favour of the assignee notwithstanding any subsequent assignment of the Shares or any other portion of the business of the Company or any Subsidiaries and the Purchaser shall remain a party to this Agreement and the Ancillary instruments.

     15.2      Variation
               ---------

               No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties to this Agreement.

     15.3      Prior Agreements
               ----------------

               This Agreement (including the Ancillary Instruments) cancels and replaces all prior agreements, arrangements and communications whether oral or written with respect to the subject matter hereof.

     15.4      Entire Agreement
               ----------------

               This Agreement including the Disclosure Schedule (as well as the Ancillary Instruments) contains the whole agreement among the Parties with respect to the subject matter hereof.

     15.5      Restructuring
               -------------

               Subject to the provisions of Clause 15.1, the rights and obligations of the Parties under this Agreement shall not be affected by any merger or apport partiel d'actif or the transfer of all or part of the assets and liabilities of any of the Parties.

     15.6      Further Assurance / Cooperation
               -------------------------------

               From time to time, at the Purchaser's request and without further consideration, the Vendor shall execute and deliver to the Purchaser such documents and take such other action as Purchaser may reasonably request in order to consummate the transactions contemplated hereby.

     15.7      Disclosures and Announcements
               -----------------------------

               Announcements concerning the transactions provided for in this Agreement by the Vendor or the Purchaser shall be subject to the approval (which shall not be unreasonably withheld) of the other Party, except that such approval shall not be required as to any statements and other information which either Party may submit due to mandatory disclosure Laws and under any stock exchange rules. In this latter case, the disclosing Party shall, to the extent reasonably practicable, nonetheless inform the other Party of such disclosure before the actual disclosure takes place.

     15.8      Waivers
               -------

               A waiver by any Party of any of its rights under this Agreement must, in order to be valid, be made in writing.

     15.9      Notices
               -------

               Any demand, notice or communication under this Agreement shall be in writing and (i) delivered by hand with acknowledgement of receipt, (ii) sent by registered post with acknowledgement of receipt or telex or facsimile transmission or (iii) sent by private expedited mail courier (such as Federal Express or DHL):

                    .    in the case of the Purchaser, to:

                         Manitowoc France SAS
                         c/o The Manitowoc Company, Inc.
                         500 South 16/th/ Street
                         Manitowoc, Wisconsin 54220
                         United States of America
                         Attention: Secretary and General Counsel
                         Facsimile: (920) 683-8123

                    .    in the case of the Vendor, to:

                         Legris Industries SA
                         74 rue de Paris
                         35000 Rennes
                         France
                         Attention: President
                         Facsimile: +33-2 99 25 56 88

               If delivered by hand, such communication shall be deemed delivered upon actual receipt; if delivered by telex or facsimile transmission, such communication shall be deemed delivered the next Business Day after transmission (and sender shall bear the burden of proof of delivery); if sent by expedited courier pursuant to this clause, such communication shall be deemed delivered upon receipt; and if sent by registered post pursuant to this clause such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any Party may change its address for purposes of this Agreement by giving notice thereof in accordance with this Clause 15.9.

     15.10     Expenses and taxes
               ------------------

               Each Party hereto shall bear its own fees and expenses (including intermediaries' fees) in connection with this Agreement and the transactions contemplated herein as well as any taxes required by Law to be paid by such Party; provided, however, that the Purchaser shall bear the transfer taxes associated with the sale of the Shares as per Article 726 of the French Tax Code.

     15.11     Governing Law
               -------------

               This Agreement is governed by French law.


     15.12     Competent Court
               ---------------

               All disputes, controversies or claims arising out of or in connection with the existence, validity, interpretation or performance of the present agreement shall be finally settled by the Tribunal de Commerce de Paris.

     15.13     Parties in Interest
               -------------------

               This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Vendor, the Purchaser, the Company, the Subsidiaries and their respective successors and permitted assigns. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.


                           [signature page follows]

               Signed in Paris, France and Milwaukee, Wisconsin, U.S.A.

               On May 9, 2001

               In three (3) originals

LEGRIS INDUSTRIES SA                         MANITOWOC FRANCE SAS


By:  /s/ Thierry Perennec                    By:  /s/ Edwin Verhulst
     --------------------                         ------------------
Name:    Thierry Perennec                    Name:    Edwin Verhulst
Title:   Directeur de la strategie et du     Title:   President
         developpement

The Manitowoc Company, Inc., a Wisconsin company having its executive offices at 500 South 16/th/ Street, Manitowoc, Wisconsin 54220, United States of America, represented by Maurice D. Jones acting as Secretary and General Counsel, (a) hereby guarantees the obligations of the Purchaser hereunder and shall be jointly and severally liable therefor, and (b) in consideration thereof, shall have all rights under this Agreement as though it were the Purchaser hereunder and shall have the right to enforce the provisions of this Agreement as though it were the Purchaser hereunder, including in each case, without limitation, the right to indemnification pursuant to Clauses 10 and 13 hereof. The Manitowoc Company, Inc. and Manitowoc France SAS shall jointly be deemed to be "the Purchaser" for purposes of the application of Clause 10.3.5 of the Agreement.

                                        THE MANITOWOC COMPANY, INC.


                                        By:    /s/ Maurice D. Jones
                                               ----------------------------
                                        Name:  Maurice D. Jones
                                        Title: Secretary and General Counsel

Acknowledged on this 9th day of May, 2001.

LEGRIS INDUSTRIES SA


By:    /s/ Thierry Perennec
       --------------------
Name:  Thierry Perennec
Title: Directeur de la strategie et du developpment

                               LIST OF SCHEDULES

Schedule 5.3:            Resignations of Directors of the Company

Schedule 5.7:            Organization of the Subsidiaries

Schedule 5.8:            Bank Accounts

Schedule 6.2:            Budged Capital Expenditures

Schedule 7.1:            Form of General Release

Schedule 9.3.1:          Constitution, Existence and Conformity

Schedule 9.3.3:          Share Capital

Schedule 9.4.1:          Accounts

Schedule 9.4.2:          Accounts Receivable

Schedule 9.4.3(ii):      Increase in Share Capital

Schedule 9.4.3(iii):     Transfer of Assets

Schedule 9.4.3(v):       Increase in Compensation

Schedule 9.4.3(ix):      Labour Disputes or Disturbances

Schedule 9.4.3(x):       Commitments or Transactions

Schedule 9.4.3(xi):      Indebtedness for Borrowed Money

Schedule 9.4.3(xii):     Liens

Schedule 9.4.4:          Axiome de Re

Schedule 9.5.1:          Assets

Schedule 9.5.2:          Properties

Schedule 9.5.3:          Environmental Issues

Schedule 9.5.4:          IT and Communications

Schedule 9.5.5:          Intellectual Property

Schedule 9.5.6:          Shareholdings

Schedule 9.5.7:          Business

Schedule 9.5.8:          Inventory

Schedule 9.6.1:          Off-Balance Sheet and Other Liabilities

Schedule 9.6.3:          Subsidies, Support

Schedule 9.6.5:          Product Warranty and Product Liability

Schedule 9.7.1:          Material Contracts

Schedule 9.7.4:          Related Parties' Relationships to the Company and its
                         Subsidiaries

Schedule 9.8.1:          Labour Matters

Schedule 9.8.2:          Employee Benefit Plans

Schedule 9.8.6:          No Triggering of Obligations

Schedule 9.8.7:          Delivery of Documents

Schedule 9.8.9:          Employees

Schedule 9.9.1:          Compliance with Laws

Schedule 9.9.2:          Litigation

Schedule 9.10:           Insurance

Schedule 9.11.2:         Tax Returns Filed/Tax Payments

Schedule 9.11.3:         Tax Audits

Schedule 9.11.5:         Tax Basis